Exhibit 2.1 Execution Draft CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN OMITTED. AGREEMENT AND PLAN OF MERGER among DARÉ BIOSCIENCE, INC., MC MERGER SUB, INC., MICROCHIPS BIOTECH, INC., and SHAREHOLDER REPRESENTATIVE SERVICES LLC, as Stockholders’ Representative November 10, 2019

Execution Draft AGREEMENT AND PLAN OF MERGER THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of November 10, 2019 (the “Agreement Date”), and is entered into by and among (i) Daré Bioscience, Inc., a Delaware corporation (“Parent”), (ii) MC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), (iii) Microchips Biotech, Inc., a Delaware corporation (the “Company”), and (iv) Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent, and attorney-in-fact of the Effective Time Holders (“Stockholders’ Representative”). Each of Parent, Merger Sub, the Company and Stockholders’ Representative may be individually referred to herein as a “Party” and collectively referred to herein as the “Parties.” RECITALS WHEREAS, the Company, Parent and Merger Sub intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), whereupon consummation of the Merger, Merger Sub shall cease to exist and the Company shall become a wholly owned subsidiary of Parent; WHEREAS, the board of directors of the Company has approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and resolved to recommend the adoption of this Agreement and the transactions contemplated hereby to the Company’s stockholders, in accordance with the DGCL and upon the terms and subject to the conditions set forth herein; WHEREAS, the respective board of directors of Parent and Merger Sub have each approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL and upon the terms and subject to the conditions set forth herein; and WHEREAS, concurrently with the execution of this Agreement, each of the Company’s stockholders identified on Exhibit A shall adopt this Agreement and approve the Merger, pursuant to a written consent in compliance with the charter documents of the Company and the DGCL, and in form and substance mutually acceptable to Parent and the Company (the “Written Consent”) and shall execute a joinder agreement in form and substance mutually acceptable to Parent and the Company (the “Joinder”). NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the Parties agree as follows: ARTICLE I: DEFINITIONS; INTERPRETATION 1.1 Defined Terms. All capitalized terms that are used but not defined in this Agreement shall have the respective meanings given to them in Annex A or any other Annex, Exhibit or Schedule for all purposes of this Agreement unless expressly stated otherwise. 1.2 Interpretation. The following rules shall apply to the interpretation and construction of the terms and provisions of this Agreement and of the other Transaction Agreements: 1.2.1 When a reference is made in this Agreement or in any other Transaction Agreement to an “Article,” “Section,” “Annex,” “Exhibit” or “Schedule,” such reference shall be to an Article or Section of, or an Annex, Exhibit, or Schedule to, this Agreement unless otherwise indicated. 1.2.2 The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. 1.2.3 Whenever the words “include,” “includes,” or “including” are used in this Agreement or in any other Transaction Agreement, such words shall be deemed to be followed by the words “without limitation.”

1.2.4 The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise expressly indicated in the accompanying text. 1.2.5 The use of “or” is not intended to be exclusive unless otherwise expressly indicated in the accompanying text. 1.2.6 The defined terms contained in this Agreement or any of the other Transaction Agreements are applicable to the singular as well as the plural forms of such terms. Reference to the masculine gender shall be deemed to also refer to the feminine gender and vice versa. 1.2.7 A reference to documents, instruments or agreements also refers to all annexes, exhibits or schedules thereto. 1.2.8 Any reference to a provision or part of a Law shall include a reference to that provision or part as it may be renumbered or amended from time to time and any successor provision or part or any renumbering or amendment thereof unless otherwise indicated herein. 1.2.9 References to "deliver," "furnish," "provided" or "made available" means that such documents or information referenced are contained, as of a date which is at least 2 Business Days prior to the Agreement Date, in the Company's electronic data room hosted by Box.com. 1.2.10 When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. 1.2.11 The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall be used to favor or disfavor any Party by virtue of the authorship of any part of this Agreement. ARTICLE II: THE MERGER AND EFFECT OF THE MERGER 2.1 The Merger. Upon and subject to the terms set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation and a wholly owned subsidiary of Parent. The Company after the Merger is sometimes referred to herein as the “Surviving Corporation.” 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (Pacific time) on the second Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) at the offices of Parent, unless another time, date or place is agreed to by the Parties (the date on which the Closing occurs, the “Closing Date”). 2.3 Effective Time. Subject to the terms of this Agreement, as soon as practicable on the Closing Date, the Parties shall file with the Secretary of State of the State of Delaware a certificate of merger in form and substance reasonably acceptable to Parent and the Company, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the Parties and specified in the Certificate of Merger (the time at which the Merger becomes effective, the “Effective Time”). 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation. 2

2.5 Charter Documents of Surviving Corporation. At the Effective Time: (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated so as to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be the name of the Company as of immediately prior to the Effective Time, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that references to Merger Sub's name shall be replaced with references to the Surviving Corporation's name, until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, or as provided by applicable Law. 2.6 Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, the Parties (other than the Stockholders’ Representative) shall take all requisite action so that the directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. 2.7 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action to be taken on the part of the holder of any shares of the Company Capital Stock or any shares of capital stock of Merger Sub, or on the part of the Parties or any other Person, the following shall occur: 2.7.1 Merger Sub Stock. Each share of Merger Sub capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub capital stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence 2.7.2 Cancellation of Certain Company Capital Stock. Each share of Company Capital Stock owned by the Company (as treasury stock or otherwise) or any of its wholly owned Subsidiaries as of immediately prior to the Effective Time (the "Cancelled Shares") will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. 2.7.3 Conversion of Company Capital Stock. Subject to the terms and conditions of this Agreement, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares or Dissenting Shares) will be converted into the right to receive: (i) the Per Share Closing Consideration as set forth in Consideration Payment Schedule; and (ii) the nontransferable contingent right to receive such share’s applicable portion of the Contingent Consideration, if any, in accordance with Section 2.12.6(a) and as set forth in the Consideration Payment Schedule. This Section 2.7.3 assumes that, prior to the Effective Time as required by Section 6.1.4, (i) all shares of Company Preferred Stock have been converted to Company Common Stock, and (ii) all Company Derivative Securities have been exercised or cancelled. In the event that any of such closing conditions have not been satisfied prior to the Effective Time, but Parent elects to waive such condition, Parent shall propose an amendment to this Section 2.7.3 and Section 2.12 (as well as other Sections of, and Annexes, Schedules and Exhibits to, this Agreement as necessary or appropriate) for approval by the Company (such approval to not be unreasonably withheld, conditioned or delayed) that accounts for the existence of such Company Preferred Stock and/or Company Derivative Securities in a manner consistent with the Company Charter and the terms of any such Company Derivative Security, and upon such approval by the Company, all Parties agree to be bound by such amendment. 2.7.4 Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Capital Stock pursuant to this Section 2.7 and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock, and instead the total number of shares of Parent Common Stock to be issued to the holder of such Company Capital Stock will instead be rounded down to the nearest whole number. 3

2.7.5 Rights Cease to Exist. As of the Effective Time, all shares of Company Capital Stock shall no longer be outstanding, shall automatically be canceled and shall cease to exist and each holder thereof shall cease to have any rights with respect thereto, except the rights set forth in this Section 2.7 and, to the extent such shares are Dissenting Shares, the rights granted by Section 262 of the DGCL. 2.8 Consideration Calculation. Not less than two calendar days prior to the Closing Date, the Company shall deliver a schedule (the “Consideration Payment Schedule”) to Parent setting forth the following information, in form and substance reasonably satisfactory to Parent and accompanied by documentation reasonably satisfactory to Parent in support of the information set forth therein, and that is certified by the chief executive officer of the Company: 2.8.1 the Company’s calculation of: (a) the Net Cash Amount; (b) the Per Share Closing Consideration; and (c) the Fully Diluted Shares of Company Capital Stock, in each case, as of the Closing Date; and 2.8.2 with respect to each Stockholder: (a) the name, address, telephone number and email address of such Stockholder; (b) whether such Stockholder is a current or former Employee of the Company; (c) the number of shares Company Capital Stock held by such Stockholder (both by class or series and on an as converted to Company Common Stock basis) and the respective certificate numbers of all certificates evidencing all such shares; (d) the number of any such shares that are Dissenting Shares; (e) with respect to any shares of Company Capital Stock issued to such Stockholder on or after January 1, 2011 and any other securities that, in each case, are “covered securities” within the meaning of Treasury Regulations §1.6045-1(a)(15), the acquisition date and adjusted tax bases of such shares; (f) the number of the Closing Shares issuable to such Stockholder; (g) the identification of any shares of Company Capital Stock held by such Stockholder that were eligible for an election under Section 83(b) of the Code, including the date of issuance of such shares, and whether such election under 83(b) of the Code was timely made; (h) the identification of any shares of Company Capital Stock that were acquired by such Stockholder through the exercise of a Company Option, whether such option was a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code, the date of grant of such option, and the date of exercise of such option; and (i) such Stockholder’s Pro Rata Share. If any item required to be set forth in the Consideration Payment Schedule pursuant to Section 2.8.2 is not applicable to a particular Stockholder, the Consideration Payment Schedule shall state the same. Parent shall be entitled to rely on the Consideration Payment Schedule in making payments to Effective Time Holders pursuant to this Agreement; provided, however, that such reliance shall not in any manner limit Parent’s right to be indemnified under ARTICLE VIII for any Losses arising out of or related to any errors or omissions in the Consideration Payment Schedule. 2.9 Payments at Closing. At the Closing, Parent shall pay, or cause to be paid, to the payees thereof, the Company Transaction Expenses that are unpaid as of the Closing, in each case as directed in a certificate duly executed by the Chief Executive Officer of the Company and delivered to Parent prior to the Closing (the “Company Transaction Expenses Certificate”). The Company Transaction Expenses Certificate shall also certify that the amounts of the Company Transaction Expenses set forth therein are the only outstanding and unpaid Company Transaction Expenses that are unpaid as of the Closing and shall otherwise be in a form and substance reasonably acceptable to Parent. 2.10 Dissenting Shares. 2.10.1 Dissenting Shares. Notwithstanding anything to the contrary in this Agreement, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the "Dissenting Shares" until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder's appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the consideration for Company Capital Stock set forth in Section 2.7, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder's right to appraisal pursuant to Section 262 of the 4

DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the consideration for Company Capital Stock set forth in Section 2.7, without interest thereon, upon surrender of certificate formerly representing such share or the cancellation of such shares registered in electronic form, as the case may be. 2.10.2 Demands for Appraisal. The Company shall give Parent (a) prompt notice of any demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL, and (b) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company with respect to such demands must be submitted and approved in writing by Parent prior to such communication being made. 2.11 Exchange of Certificates. 2.11.1 Payment Procedures. Following the Effective Time, Parent shall send to each Effective Time Holder: (i) a letter of transmittal in customary form (each, a “Letter of Transmittal”) (which shall contain a release of claims substantially in the form of Section 5.15, an agreement to the appointment of Stockholders’ Representative as provided for in Section 8.4, an agreement to indemnify Parent Indemnified Persons for Losses as provided in ARTICLE VIII, and representations regarding such Effective Time Holder’s accredited investor status), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the applicable portion of the Total Merger Consideration, if any. Upon receipt by Parent of written documentation evidencing the cancellation (a "Carta Cancellation") of the electronic stock certificates representing the shares of Company Capital Stock (the "Certificates") from the Company's transfer agent, Carta, Inc., together with the Letter of Transmittal duly executed and completed in accordance with the instructions thereto, a duly executed accredited investor questionnaire in form and substance mutually agreeable to Parent and the Company (the “AI Questionnaire”), a Joinder, and such other customary documents as may reasonably be required by Parent, the applicable Effective Time Holder shall be entitled to receive in exchange therefor, such amount of the Closing Consideration and Contingent Consideration, if any, to which the applicable Effective Time Holder is entitled to under the terms of this Agreement, without interest, in accordance with, and subject to, the terms of this Agreement. If payment of any portion of the Total Merger Consideration is to be made to any Person other than the Person in whose name the shares of Company Capital Stock is registered, it shall be a condition of payment that (a) the Certificates representing such Shares be properly endorsed or otherwise be in proper form for transfer in accordance with Section 2.11.2 and (b) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable portion of the Total Merger Consideration to a Person other than the registered holder of such shares or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable. After the Effective Time, each Certificate shall represent only the right to receive the applicable portion of the Total Merger Consideration, as contemplated by this ARTICLE II. 2.11.2 Transfer Books; No Further Ownership Rights in Company Stock. The Closing Shares issued in respect of shares of Company Capital Stock (together with the contingent right to receive, if, when and to the extent payable, the Contingent Consideration) upon the surrender for exchange of Certificates in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock previously represented by such Certificates and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, at any time after the Effective Time, Certificates are presented to Parent or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE II. 2.12 Contingent Consideration. In addition to the Closing Shares, Parent shall pay to the Effective Time Holders the Contingent Consideration in accordance with this Section 2.12 and subject to the other terms of this Agreement. 2.12.1 Intentionally Omitted. 5

2.12.2 Future Investment. If, on or before January 31, 2023, Parent receives not less than $[***] in gross proceeds from an equity investment by [***] in a single capital raising transaction (provided, however, that the definitive agreement for such single capital raising transaction may provide for one or more closings, tranches, or similar, related events so long as not less than $[***] in gross proceeds is received by Parent no later than [***] months following the date the parties enter into such definitive agreement) (the “Investment”), the Effective Time Holders shall be entitled to receive an aggregate of $[***] (the “Investment Consideration”), which will be payable, in the sole discretion of Parent, in cash or shares of Parent Common Stock. If the Investment Consideration is paid in shares of Parent Common Stock, the aggregate number of shares of Parent Common Stock that will be issued will be such number of shares of Parent Common Stock equal to (a) $[***] divided by (b) the greater of (1) $1.15 or (2) the 5-Day Average over the five consecutive trading days ending on the trading day immediately prior to the date on which Parent enters into the definitive agreement with respect to the Investment. 2.12.3 Development and Commercial Milestones. Parent shall pay each Milestone Payment to the Effective Time Holders if the corresponding Milestone Event is achieved. For the avoidance of doubt, if a Milestone Event is not achieved, Parent shall have no obligation whatsoever to pay the corresponding Milestone Payment. If for any reason a Clinical Development Milestone does not occur prior to the occurrence of the subsequent Clinical Milestone set forth in Annex 2.12.3, then the skipped Clinical Development Milestone shall be deemed to occur upon the occurrence of the subsequent Development Milestone. 2.12.4 Royalty and Licensee Revenue Payments. (a) General. Subject to the other terms of this Agreement, Parent shall pay to the Effective Time Holders royalties during the Royalty Term calculated as a percentage of Annual Net Sales in accordance with the table set forth on Annex 2.12.4. (b) Royalty Stacking. If Parent or its Affiliate is a party to a royalty-bearing license agreement with any Third Party, which license is employed in the manufacture, use and/or sale of an Acquired Product, then Parent may reduce the royalty rate applicable to such Acquired Product by [***]% for each [***]% of royalty rate payable to such Third Party, provided, however, that in no event will the royalty rate otherwise due to the Effective Time Holders be reduced to less than the greater of (i) [***] percent ([***]%) or (ii) [***]% of the applicable royalty rate in Annex 2.12.4. (c) Intentionally Omitted. (d) One Royalty. For clarity, only one royalty shall be due to the Effective Time Holders with respect to the same unit of an Acquired Product. (e) Reports and Payment. Royalty and Licensee Revenue Share payments shall be made by Parent to Effective Time Holders within sixty (60) days after the end of each calendar quarter in which the Net Sales or Licensee Revenue is received, commencing with the calendar quarter following the First Commercial Sale. Parent shall also provide, at the same time each such payment is made, a report showing, in respect of the activities of such calendar quarter: (a) the gross sales of each Acquired Product by type and country; (b) deductions from gross sales to determine Net Sales; (c) the applicable royalty rate(s) for such Net Sales; (d) a calculation of the total royalties for such Net Sales; (e) Licensee Revenue; (f) Licensee Revenue Share; and (g) the total amount payable by Parent under Sections 2.12.4 and 2.12.5. (f) Currency Conversion. In the case of Net Sales and Licensee Revenue outside the United States, for purposes of paying the royalties and Licensee Revenue Share hereunder, payments received by Parent and its Affiliates will be expressed in the U.S. Dollar equivalent calculated on a quarterly basis in the currency of the country of sale and converted to their U.S. Dollar equivalent using the average rate of exchange over the applicable calendar quarter to which the sales relate, in accordance with the rate of exchange for such currency reported in The Wall Street Journal, Internet U.S. Edition at www.wsj.com, as of the last day of the applicable reporting period (or, if unavailable on such date, the first date thereafter on which such rate is available). (g) Records and Audits. Parent will keep complete and accurate records of the underlying revenue data relating to the calculations of Net Sales and Licensee Revenue received in any given calendar 6 year during the Royalty Term and for three (3) years thereafter. The Stockholders’ Representative may, once annually at the Effective Time Holders’ expense, have a nationally recognized, independent, certified public accounting firm, selected by it and subject to Parent’s prior written consent (which shall not be unreasonably withheld), review any such records of Parent and its Affiliates (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than 30 days’ prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of the payments payable under Section 2.12.4. No period of time will be subject to audit under this Section 2.12.4(g) more than once. The Audited Party will receive a copy of each such report concurrently with receipt by the Stockholders’ Representative. Should such audit certify a discrepancy to the Effective Time Holders’ detriment, the Audited Party will, within 45 days after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy. The Effective Time Holders will pay the full cost of the review unless the underpayment of amounts due to the Effective Time Holders is certified to be greater than [***] percent ([***]%) of the amount due for the entire period being examined, in which case the Audited Party will pay the cost charged by such accounting firm for such review. Should the audit lead to the discovery of a discrepancy to the Audited Party’s detriment, the Audited Party may credit the amount of the discrepancy, without interest, against future payments payable under this Agreement, and if there are no such payments payable, then the Effective Time Holders shall pay to the Audited Party the amount of the discrepancy, without interest, within 45 days of the Stockholders’ Representative receipt of the report. In addition to and not in limitation of the foregoing, the Stockholders’ Representative (or its delegate), at the Effective Time Holders’ expense and upon reasonable notice to Parent (but not more than once annually), shall have access to the same records of Parent and its Affiliates set forth above and subject to the same terms set forth above regarding regular business hours and obligations of confidentiality. 2.12.5 License Revenue Share. Subject to the other terms of this Agreement, Parent shall pay the Effective Time Holders [***]% of Licensee Revenue. In no event will any license to a Licensee relieve Parent of its obligations to pay applicable Milestone Payments. If a Licensee achieves a Milestone Event, then Parent shall pay the Effective Time Holders the greater of (a) the corresponding Milestone Payment hereunder (in which case, for the avoidance of doubt, Parent shall not also pay a Licensee Revenue Share on amounts received from the Licensee for its achievement of such Milestone Event) or (b) [***]% of the milestone payment that Parent receives from such Licensee for achievement of such Milestone Event. 2.12.6 Payment of Contingent Consideration. (a) Allocation of Payments. Any and all Contingent Consideration Payments to be made under this Agreement will be allocated among the Effective Time Holders according to their Pro Rata Share. (b) Notification and Payment of Contingent Consideration. Parent shall promptly notify the Stockholders’ Representative after a Contingent Consideration Payment becomes due and payable, and within 30 Business Days of so notifying the Stockholders’ Representative, Parent shall provide to the Stockholders’ Representative a statement setting forth the amount and calculation of the Contingent Consideration Payments (the “Contingent Payment Statement”). Within 20 Business Days of the receipt of such Contingent Payment Statement, the Stockholders’ Representative shall provide a written response to Parent stating whether the Stockholders’ Representative agrees with or objects to the amount or calculation of the Contingent Consideration Payment set forth on the Contingent Payment Statement. If the Stockholders’ Representative agrees with such Contingent Payment Statement or if the Stockholders’ Representative fails to provide a written response to Parent within such 20 Business Day period, then, subject to Sections 2.12.6(d), 2.12.7 and 2.15 and any other term of this Agreement, Parent shall promptly pay or cause to be paid the applicable Contingent Consideration Payment to the Effective Time Holders according to their Pro Rata Share. If the Stockholders’ Representative timely objects to the Contingent Payment Statement, then Parent and the Stockholders’ Representative shall attempt in good faith for 10 Business Days to resolve such dispute. If Parent and the Stockholders’ Representative reach an agreement with respect to the Contingent Payment Statement within such 10 Business Day period, then within five Business Days of such agreement, subject to Sections 2.12.6(d), 2.12.7 and 2.15 and any other term of this Agreement, Parent shall pay or cause to be paid the applicable Contingent Consideration Payment in accordance with their agreement. If Parent and the Stockholders’ Representative are unable reach an 7 agreement within such 10 Business Day period, the disputed items shall be resolved by an independent nationally recognized accounting firm selected by Parent and reasonably acceptable to the Stockholders’ Representatives (the “Accounting Firm”), and any determination by the Accounting Firm shall be final. The Accounting Firm shall resolve any disputed items with respect to the Contingent Payment Statement within 30 days of having the item referred to it pursuant to such procedures as it may require. The fees and expenses of the Accounting Firm shall be deducted and paid from the applicable Contingent Consideration Payment unless the underpayment of amounts due to the Effective Time Holders is certified to be greater than [***] percent ([***]%) of the amount due for the entire period being examined, in which case Parent will pay the cost charged by such accounting firm for such review. Subject to Sections 2.12.6(d), 2.12.7 and 2.15 and any other term of this Agreement, Parent shall pay or cause to be paid the applicable Contingent Consideration Payment (after deducting the fees and expenses of the Accounting Firm) within five Business Days of receipt of the determination by the Accounting Firm. To the extent any Contingent Consideration Payment is paid in cash, the amount thereof shall be paid in U.S. Dollars by wire transfer or electronic funds transfer of immediately available funds by Parent to the Effective Time Holders in accordance with their Pro Rata Share, and if paid in shares of Parent Common Stock, the applicable shares will be issued directly to the Effective Time Holders in accordance with their Pro Rata Share. (c) Fractional Shares. To the extent any Contingent Consideration Payment is paid in shares of Parent Common Stock, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock, and instead the total number of shares of Parent Common Stock to be issued to the holder of such Company Capital Stock will instead be rounded down to the nearest whole number. (d) 20% Limitation. Notwithstanding anything to the contrary in this Agreement, if any Contingent Consideration Payment becomes payable to the Effective Time Holders that, if paid in shares of Parent Common Stock, would result in an issuance of Parent Common Stock in excess of the Share Cap when combined with the total number of shares of Parent Common Stock issued under this Agreement prior to such issuance, at Parent’s sole discretion, Parent shall either (i) seek Parent Stockholder Approval at a meeting of Parent’s stockholders (whether an annual meeting or a special meeting) to be held no later than nine months from the date that such Contingent Consideration Payment becomes payable, and issue such shares to the Effective Time Holders promptly upon receipt of the Parent Stockholder Approval following such meeting, or (ii)(x) promptly issue to the Effective Time Holders no more than the maximum number of shares of Parent Common Stock that, when combined with the total number of shares of Parent Common Stock issued under this Agreement prior to such issuance, would not exceed the Share Cap, and (y) to the extent any amount of a Contingent Consideration Payment is not paid in shares of Parent Common Stock due to the operation of clause (ii)(x), promptly pay an amount in cash to the Effective Time Holders equal to such Contingent Consideration Payment less the aggregate fair market value of the shares of Parent Common Stock issued in accordance with clause (ii)(x); provided that where Parent does not receive Parent Stockholder Approval pursuant to clause (i), then Parent shall promptly issue the shares of Parent Common Stock and pay such amount in cash to the Effective Time Holders pursuant to clause (ii). For purposes of clause (ii)(y), the fair market value of a share of Parent Common Stock shall equal (A) if the Parent Common Stock is listed on Nasdaq, another national securities exchange, the over-the-counter market or any other nationally recognized trading system on the date on which such Contingent Consideration becomes payable, the 5-Day Average over the five consecutive trading days ending on the trading day immediately prior to the date on which such Contingent Consideration Payment becomes payable, or (B) if the Parent Common Stock is not traded on Nasdaq, another national securities exchange, the over-the-counter market or any other nationally recognized trading system on the date on which such Contingent Consideration becomes payable, such price as a valuation firm selected by the Parent board of directors and acceptable to the Stockholders’ Representative determines is the fair market value of the Parent Common Stock as of such date 2.12.7 Right to Set-off. Notwithstanding anything to the contrary herein, Parent shall have the right to withhold and set off against any amount otherwise due in respect of any Contingent Consideration the amount of any Losses to which any Parent Indemnified Persons may be entitled under ARTICLE VIII or any amount required to be paid or reimbursed by the Effective Time Holders under Section 5.8. 8

2.13 No Liability. Notwithstanding anything to the contrary in this Agreement, none of the Parties shall be liable to any Person for any portion of the Total Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. 2.14 Withholding Taxes. Notwithstanding anything to the contrary in this Agreement, Parent, the Company and the Surviving Corporation shall deduct and withhold from any payment payable to an Effective Time Holder under this Agreement and shall pay to the appropriate Taxing Authority such amounts that are required to be deducted and withheld with respect to the making of such payment under any Tax Law. To the extent amounts are so withheld and paid to a Taxing Authority, the withheld amounts shall be treated for purposes of this Agreement as having been paid to the Effective Time Holder in respect of which such deduction and withholding was made. 2.15 Holdback. Notwithstanding anything to the contrary in this Agreement, all of the Closing Shares and any and all other shares of Parent Common Stock issuable or issued under this Agreement or any other Transaction Agreement to the Effective Time Holders (collectively, the “Holdback Shares”) and any cash payable or paid by Parent under this Agreement or any other Transaction Agreement to the Effective Time Holders will be held by Parent in escrow to satisfy the Effective Time Holders’ indemnification obligations under, and in accordance with, ARTICLE VIII or any amount required to be paid or reimbursed by the Effective Time Holders under Section 5.8. 2.16 Adjustments. Notwithstanding anything to the contrary in this ARTICLE II (and without in any way limiting the covenants in Section 5.1), if between the Agreement Date and the Effective Time the outstanding shares of any class or series of Company Capital Stock are changed into a different number of shares or a different class or series by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the per share Total Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction. 2.17 Aggregate Consideration. Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate amounts to be paid to the Stockholders pursuant to this Agreement with respect to shares of Company Capital Stock exceed (a) in respect of the amounts payable at the Closing, the Closing Shares and (b) in respect of the amounts payable thereafter, the portion of the Contingent Consideration, if any, payable to the Effective Time Holders. Parent and the Company agree and acknowledge that Parent is: (i) issuing the Closing Shares solely in exchange for the cash and cash equivalents of the Company less any liabilities of the Company, in each case, as of the Closing; and (ii) agreeing to pay the Contingent Consideration for all of the other assets of the Company, including its Intellectual Property Rights and technology. ARTICLE III: REPRESENTATIONS AND WARRANTIES OF THE COMPANY For purposes of the representations and warranties in this ARTICLE III (other than those in Sections 3.1.3, 3.2, 3.3 and 3.4), the term the “Company” shall include any subsidiaries of the Company, unless otherwise stated herein. As a material inducement to Parent and Merger Sub to enter into this Agreement and effect the Merger, with the understanding that Parent and Merger Sub are relying thereon in entering into this Agreement and consummating the Transactions (including the Merger), subject to such exceptions as are specifically set forth in the section, subsection or subclause of the disclosure schedule supplied by the Company to Parent on the Agreement Date (the “Disclosure Schedule”) that corresponds to the section, subsection or subclause of this ARTICLE III, or in any other section, subsection or subclause of the Disclosure Schedule solely if and to the extent that it is readily apparent on the face of such disclosure, without reference to the underlying documents referenced therein and without independent knowledge of the matters described therein that it applies to such other section, subsection or subclause of this ARTICLE III, the Company hereby represents and warrants as of the Agreement Date and as of the Closing Date to Parent and Merger Sub, as follows: 3.1 Organizational Matters. 3.1.1 Valid Existence; Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own or lease all of its properties and assets and to carry on its business as now or currently proposed to be conducted. The Company is duly licensed or qualified to do business and is in good standing under the laws of each 9 jurisdiction set forth in Section 3.1.1 of the Disclosure Schedule, which represent all of the jurisdictions in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or licensed by it makes such licensing or qualification necessary. 3.1.2 Operations. Section 3.1.2 of the Disclosure Schedule set forth a complete and accurate list of each state and country in which the Company has any Employee, Consultant, or facilities or offices, in each case, as of the Agreement Date. 3.1.3 Subsidiaries. Section 3.1.3 of the Disclosure Schedule sets forth a complete and accurate list of the Company’s Subsidiaries. Each of the Company’s Subsidiaries has been duly formed or organized, is validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted or as currently proposed to be conducted. Each of the Company’s Subsidiaries is duly licensed or qualified to do business and is in good standing under the Laws of each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or licensed by it makes such licensing or qualification necessary. The outstanding capital stock, membership interests, partnership interests or other equity or voting interests, as the case may be, of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive right. The Company or one of its wholly owned Subsidiaries owns of record and beneficially all the issued and outstanding capital stock, membership interests, partnership interests or other equity or voting interests, as the case may be, of such Subsidiaries free and clear of any Liens other than Permitted Liens. There are no authorized or outstanding options, warrants, rights, subscriptions, agreements or obligations to issue any shares of capital stock, membership interests, partnership interests or other equity interests nor any other securities convertible into or exchangeable or exercisable for shares, membership interests, partnership interests or other equity interests in any Subsidiary of the Company. Except as set forth in Section 3.1.3 of the Disclosure Schedule, the Company does not own and never has owned, directly or indirectly, any shares of capital stock, voting securities, or equity interests in any Person. The Company has no obligation to make an investment (in the form of a purchase of equity securities, loan, capital contribution or otherwise) directly or indirectly in any Person. 3.1.4 Corporate Documents. The Company has delivered to Parent true and complete copies of the Charter Documents of the Company as in effect on the Agreement Date (collectively, the “Company Charter Documents”). Each Company Charter Document is in full force and effect and the Company is not in violation of any of its terms. The Company Board has not proposed or approved any amendment to any of the Company Charter Documents. The Company has made available to Parent true and complete copies of the stock ledger of the Company and of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the Stockholders, the Company Board and each of its committees held since the Company’s inception. 3.1.5 Officers and Directors. Section 3.1.5 of the Disclosure Schedule sets forth a complete and accurate list of all of the directors and officers of the Company as of the Agreement Date. 3.2 Authority; Noncontravention; Voting Requirements. 3.2.1 Power and Authority. The Company has all necessary power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to perform all of its obligations thereunder and to consummate the Transactions (including the Merger). 3.2.2 Due Authorization of Agreement. The Company Board, at a meeting duly called and held in accordance with the Company Charter Documents and the DGCL, has unanimously (a) approved and declared advisable and in the best interests of the Company and its Stockholders the Transaction Agreements and the Transactions (including the Merger) and (b) resolved to recommend that the Stockholders adopt this Agreement and approve the Merger (the “Company Board Resolutions”). The execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is a party and the consummation by it of the Transactions (including the Merger) have been duly authorized by the Company Board and no other action on the part of the Company Board or its Stockholders is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is a party and the 10 consummation by it of the Transactions (including the Merger) except for the Company Stockholder Approval. The affirmative vote (in person or by proxy) or written consent of the holders of a majority of the outstanding shares of Company Capital Stock (voting together as a single class on an as-converted to common stock basis) and the affirmative vote (in person or by proxy) or written consent of the holders of a majority of the outstanding shares of Company Preferred Stock voting in favor of the adoption of this Agreement (collectively, the “Company Stockholder Approval”) are the only votes or approvals of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement. 3.2.3 Valid and Binding Agreements. This Agreement and each of the other Transaction Agreements to which the Company is a party have been duly executed and delivered by the Company. Assuming due authorization, execution and delivery of this Agreement and the other Transaction Agreements by the other Parties hereto and thereto, this Agreement constitutes and the other Transaction Agreements shall, when executed and delivered, constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles. 3.2.4 No Conflict. Neither the execution and delivery by the Company of this Agreement or any Transaction Agreement to which the Company is a party, nor compliance by the Company with any of the terms hereof or thereof, nor the consummation of the Transactions (including the Merger), conflict with or result in any material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit or result in the creation of any Lien upon any of the properties or assets of the Company (any such event, a “Conflict”) under (a) any of the Company Charter Documents or any resolutions adopted by the Company Board or Stockholders, (b) any Contract to which the Company is a party or by which any of its properties or assets may be bound or affected, or (c) any Permit issued to the Company or any Order or Law applicable to the Company or any of its properties or assets (whether tangible or intangible). Following the Closing Date, the Company shall continue to be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the Transactions contemplated by this Agreement not occurred. 3.3 Capitalization. 3.3.1 Authorized and Issued Securities. (a) The authorized capital stock of the Company consists of 1,500,000 shares of Company Common Stock and 1,470,314 shares of Company Preferred Stock. The Company holds no shares of Company Capital Stock in its treasury. The capitalization of the Company as of the Agreement Date is as follows: (i) 28,643 shares of Company Common Stock issued and outstanding, (ii) 1,164,636 shares of Company Preferred Stock issued and outstanding, and (iii) outstanding Company Warrants to purchase up to 302,714 shares of Company Preferred Stock. Except as set forth in the preceding sentence, as of the Agreement Date there are no shares of Company Capital Stock, Company Options, Company Derivative Securities or voting securities or equity interests of the Company of any kind issued or outstanding. The Company has reserved a sufficient number of shares of Company Capital Stock for issuance upon exercise of outstanding Company Warrants (including the shares of Company Common Stock issuable upon conversion of the shares of Company Preferred Stock issuable upon exercise of the Company Warrants) and conversion of outstanding shares of Company Preferred Stock. Each outstanding share of Company Preferred Stock is convertible into one share of Company Common Stock. Each outstanding Company Warrant is exercisable into one share of Company Preferred Stock. All outstanding shares of Company Capital Stock are represented by electronic certificates maintained on the Company's system hosted by Carta, Inc. (b) As of the Effective Time, the capitalization of the Company shall consist solely of Company Common Stock, with the number of shares issued and outstanding as set forth on the Consideration Payment Schedule, as a result of the exercise of all Company Warrants and the conversion of all shares of Company Preferred Stock into Company Common Stock. Other than the shares of Company Common Stock set forth 11 on the Consideration Payment Schedule, there will be no shares of Company Capital Stock, Company Options, Company Derivative Securities or voting securities or equity interests of the Company of any kind issued or outstanding. 3.3.2 Ownership of Securities. Section 3.3.2 of the Disclosure Schedule sets forth a complete and accurate list of: (i) each record holder of each class or series of the Company Capital Stock and the number of shares of each such class or series the Company Capital Stock held by each holder as of the Agreement Date and the number of shares or other securities into which such Company Capital Stock is convertible, listed by class and series; and (ii) each record holder of a Company Warrant and the number of shares of Company Preferred Stock into which such Company Warrant is exercisable. All issued and outstanding shares of Company Capital Stock and Company Warrants are owned of record and beneficially, as set forth in Section 3.3.2 of the Disclosure Schedule, and are free and clear of all Liens. To the Knowledge of the Company, each of the Stockholders is an “accredited investor” (as such term is defined in defined in Rule 501 of Regulation D promulgated under the Securities Act. 3.3.3 Valid Issuance; No Preemptive or Other Rights. (a) All issued and outstanding shares of Company Capital Stock are, and all shares of Company Preferred Stock that may be issued upon exercise of outstanding Company Warrants, all shares of Company Common Stock issuable upon conversion of such shares of Company Preferred Stock, and all shares of Company Common Stock that may be issued upon conversion of outstanding shares of Company Preferred Stock shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. None of the issued and outstanding shares of Company Capital Stock or Company Warrants are subject to, or were issued in violation of, any preemptive rights, rights of first offer or refusal, co-sale rights or similar rights arising under applicable Law or pursuant to the Company Charter Documents, or any Contract to which the Company is a party or by which it is bound. All issued and outstanding shares of Company Capital Stock and the Company Warrants have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal, state and foreign securities Laws. Each Company Option granted under the Company Option Plan was duly authorized by all requisite corporate action on a date no later than the grant date with an exercise price per share at least equal to the fair market value of a share of Company Common Stock on the grant date. The Company is not under any obligation to register any of its presently outstanding securities, or securities issuable upon exercise or conversion of such securities, under the Securities Act or any other Law. (b) The rights, preferences and privileges of the Company Capital Stock are as set forth in the Company Charter. There is no liability for dividends accrued and/or declared but unpaid with respect to the outstanding Company Capital Stock. The Company is not subject to any obligation to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any other voting securities or equity interests (or any options, warrants or other rights to acquire any shares of Company Capital Stock, voting securities or equity interests) of the Company. Except as provided for in this Agreement, there are no voting trusts or other agreements or understandings with respect to the voting of the Company Capital Stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. (c) True and complete copies of all form agreements and instruments (and any amendments thereto, if applicable) relating to or issued under the Company Option Plan have been delivered to Parent; there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent; and all equity grants under the Company Option Plan have been made pursuant to agreements and instruments and do not deviate from such form agreements and instruments. (d) True and complete copies of all Company Warrants (and any amendments thereto, if applicable) have been delivered to Parent. There are no agreements to amend, modify or supplement any Company Warrants, except to amend or cancel the Company Warrants as contemplated by this Agreement. 3.4 No Consents or Approvals. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no consents or approvals of, filings with, or notices to any 12

Governmental Authority or Person are required to be made or obtained by the Company for the valid execution, delivery and performance of this Agreement or the other Transaction Agreements to which it is a party and the consummation of the Transactions (including the Merger). 3.5 Financial Matters. 3.5.1 Financial Statements. (a) Section 3.5.1 of the Disclosure Schedule sets forth the following financial statements of the Company (collectively, the “Financial Statements”): the audited balance sheets and related audited statements of income, cash flows and stockholders’ equity as of and for the fiscal years ended 2015 and 2016, the unaudited balance sheets and related unaudited statements of income, cash flows and stockholders’ equity as of and for the fiscal year ended 2017 and for the stub period January 1 through June 30, 2018, and the unaudited balance sheet and the related unaudited statements of income, cash flows and stockholders’ equity as of and for the stub period July 1, 2019 through September 30, 2019 (the “Interim Balance Sheet” and such date the “Interim Balance Sheet Date”). (b) The books and records of the Company (i) have been and are being maintained in accordance with GAAP and (ii) are complete, properly maintained and do not contain or reflect any inaccuracies or discrepancies. 3.5.2 Fair Presentation. The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. The Financial Statements fairly present the financial condition of the Company as of such dates and the results of operations of the Company for such periods, and were derived from and are consistent with the books and records of the Company; provided, however, that the Financial Statements as of and for the period ended on the Interim Balance Sheet Date are subject to normal year-end adjustments (which shall not be material individually or in the aggregate). Since January 1, 2015, the Company has not effected any material change in any method of accounting or accounting practice. 3.5.3 No Undisclosed Liabilities. The Company does not have any Liabilities that are not reflected or reserved against on the face of (and not in the notes to) the Financial Statements, except Liabilities (a) incurred by the Company in connection with the preparation, execution, delivery and performance of the Transaction Agreements and included in the Company Transaction Expenses, (b) which have arisen in the Ordinary Course of Business since the Interim Balance Sheet Date, or (c) would not, individually or in the aggregate, reasonably expected to be material to the Company. 3.5.4 Bank Accounts. Section 3.5.4 of the Disclosure Schedule sets forth an accurate list and summary description (including name and address) of each bank and other financial institution in which the Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box and the names of the persons having signing authority or other access thereto. All cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawal. 3.5.5 Company Debt; Related Party Liabilities. There is no Company Debt. No Related Party has any Liability to the Company. 3.6 Absence of Certain Changes or Events. Since the Interim Balance Sheet Date, (a) there have not been any events, changes, occurrences or circumstances that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect and (b) there has not occurred any material damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company that adversely affects the use thereof. Since the Interim Balance Sheet Date, the Company has been operated in the Ordinary Course of Business. Without limiting the foregoing, since the Interim Balance Sheet Date, the Company has not taken any action described in Section 5.1 that if taken after the Agreement Date and prior to the Effective Time would violate Section 5.1. 3.7 Legal Proceedings. Since the Company’s inception, there have not been and there are no pending or, to the Knowledge of the Company, threatened, Actions, in either case, by or against the Company, its properties or assets or any of the Company’s officers or directors in their capacities as such, nor, to the Company’s Knowledge, are there any circumstances that would constitute a basis therefor. 13

3.8 Compliance with Laws; Permits. The Company is and has at all times been, in compliance with all Laws applicable to the Company or any of its properties, assets, business or operations. The Company holds all Permits necessary to conduct its business and to own, lease and operate its properties and assets and all such Permits are in full force and effect. The Company is and has always been, in compliance in all material respects, with the terms of all Permits necessary to conduct its business and to own, lease and operate its properties and facilities. Section 3.8 of the Disclosure Schedule sets forth a list of all material Permits that are held by the Company. The Company has not received notice from any Governmental Authority or other Person claiming or alleging that the Company was not in compliance with all Laws applicable to the Company or its business or operations; the Company has not been assessed a material penalty with respect to any alleged failure by the Company to have or comply with any Permit; and the Company has no Knowledge of a Governmental Authority considering the amendment, termination, revocation or cancellation of any Permit held by the Company. 3.9 Taxes. 3.9.1 The Company has timely paid all Taxes owed by the Company (without regard to whether or not such Taxes are or were disputed), whether or not shown on any Tax Return. Since December 31, 2016, the Company has incurred no Liability for Taxes arising outside of the Ordinary Course of Business. There are no Liens for Taxes (other than Taxes not yet due and payable on any of the assets of the Company). The Company is not subject to any currently effective waiver of any statute of limitations in respect of Taxes nor has it agreed to any currently effective extension of time with respect to a Tax assessment or deficiency. 3.9.2 The Company has timely filed all Tax Returns that are required to have been filed by or with respect to the Company. All such Tax Returns were, when filed, true, correct and complete in all material respects and were prepared in compliance with all applicable Laws. The Company is not the beneficiary of any currently effective extension of time within which to file any Tax Return. The Company has not received notice of a claim by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction and there is no such claim outstanding or pending or, to the Company’s Knowledge, threatened. 3.9.3 The Company has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, Consultant, creditor, Stockholder, or any other Person. 3.9.4 All Taxes of the Company which are or will be due and payable for any period ending on or before the Effective Date are listed on Section 3.9.4 of the Disclosure Schedule and shall have been paid by the Company on or before the Effective Date. 3.9.5 Section 3.9.5 of the Disclosure Schedule lists all Tax Returns that have been audited or that currently are the subject of an Action. The Company has delivered to Parent correct and complete copies of all federal and state income Tax Returns and all examination reports and statements of deficiencies filed, or assessed against and agreed to, by the Company with respect to Taxes for all taxable periods ending on or after December 31, 2011. 3.9.6 Section 3.9.6 of the Disclosure Schedule lists all jurisdictions (whether foreign or domestic) in which the Company pays Taxes and describes the nature of the Taxes paid by the Company. 3.9.7 All Taxes (including sales tax, use tax and VAT) that were required to be collected or self- assessed by the Company have been duly collected or self-assessed, and all such amounts that were required to be remitted to any Taxing Authority have been duly remitted, and the Company has timely complied with all reporting requirements with respect thereto. 3.9.8 The Company has never (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes or (ii) made a similar election under any comparable provision of any state, local or non-U.S. Tax Law. The Company has never been a personal holding company within the meaning of Section 542 of the Code. 14

3.9.9 No deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company and there is no outstanding audit, assessment, dispute or claim concerning any Tax liability of the Company either within the Company’s Knowledge or claimed, pending or raised by any Taxing Authority in writing. 3.9.10 The Company (a) is not nor has never been a member of an affiliated group (other than a group the common parent of which is Company) filing a consolidated federal income Tax Return or (b) has no liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise (other than pursuant to the provisions of a contract entered into in the Ordinary Course of Business the principal purpose of which is unrelated to Taxes). 3.9.11 The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. 3.9.12 The Company shall not be required to include an item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any: (a) change in method of accounting requested prior to the Effective Time; (b) agreement entered into with any Taxing Authority prior to the Effective Time; (c) installment sale or open transaction disposition made prior to the Effective Time; (d) prepaid amounts received or paid on or prior to the Effective Time; (e) intercompany transaction occurring prior to the Effective Time or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of any state, local, or foreign income Tax Laws) arising prior to the Effective Time; or (f) deferral of income under Section 108(i) of the Code as a result of any reacquisition of a debt instrument occurring prior to the Effective Time. 3.9.13 The Company has not distributed stock of another Person, nor, to the Company’s Knowledge, has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code. 3.9.14 The Company has not been a party to or participated in any way in a transaction that could be described as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (including without limitation, any “listed transaction”). 3.9.15 None of the shares of Company Capital Stock issued on or after January 1, 2011 and no other securities of the Company are “covered securities” within the meaning of Treasury Regulations §1.6045-1(a)(15). 3.10 Employee Benefits. 3.10.1 Plans and Arrangements. Section 3.10.1 of the Disclosure Schedule sets forth a true and complete list of all Company Plans together with a brief description of the type of plan and benefit provided thereunder. The Company has provided or made available to Parent a current, accurate and complete copy (including amendments) of each Company Plan, or a copy of the representative form agreement thereof, and written descriptions of all non-written Company Plans. None of the Company Plans provides for post- employment life or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state law and at the expense of the participant or the participant’s beneficiary. All contributions required to have been made under any of the Company Plans or by Law (without regard to any waivers granted under Section 412 of the Code), have been timely made. There are no unfunded liabilities or benefits under any Company Plans that are not reflected in the Financial Statements. 3.10.2 ERISA. No Company Plan is subject to Title IV of ERISA or is otherwise a Defined Benefit Plan as defined in Section 3(35) of ERISA (a “Title IV Plan”) and neither the Company nor any other entity (whether or not incorporated) that, together with the Company, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA (each an “ERISA Affiliate”) has incurred any liability pursuant to Title IV of ERISA that remains unsatisfied. Neither the Company nor any ERISA Affiliate has sponsored, contributed or had an obligation to contribute, to any Title IV Plan, or any money purchase pension plan subject to Section 412 of the Code, within the past six years. No Company Plan is or has been a multiemployer plan within the meaning 15 of Section 3(37) of ERISA or a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. 3.10.3 Conformity with Laws. All Company Plans have been established, operated and maintained in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws. All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken, except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Effective Time. Each Company Plan that is intended to be qualified under Code Section 401(a) and the trust (if any) forming a part thereof has received a favorable determination letter from the IRS or, with respect to a master or prototype plan, can rely on an opinion letter from the IRS to the master or prototype plan sponsor. To the Company’s Knowledge, nothing has occurred that would reasonably be expected to cause the loss of such qualification. There are no pending Actions arising from or relating to the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form or could reasonably be expected to form the basis for any such Action. 3.10.4 Compliance with Section 409A of the Code. To the extent that any Company Plan is a “Nonqualified Deferred Compensation Plan,” as such term is defined in Section 409A of the Code, such Company Plan is in documentary and operational compliance with Section 409A of the Code and all applicable guidance issued by the IRS thereunder. 3.11 Employment Matters. 3.11.1 Section 3.11.1 of the Disclosure Schedules sets forth a complete and accurate list containing the name of each current Employee and each Consultant that provided services to the Company or during the 12 months prior to the Agreement Date, and each such person’s position, starting employment date, title, annual salary or hourly wage rate, as applicable, employee’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act and applicable state and local wage laws, commissions, bonus (target, maximum and any amounts paid for the current year), leave status (including type of leave, expected return date for non-disability related leaves and expiration dates for disability leaves), visa status and accrued but unpaid vacation balances, and, with respect to Consultants, the nature of the services provided and aggregate compensation paid in the prior 12 months. To the Knowledge of the Company, none of the Employees or Consultants listed in Section 3.11.1 of the Disclosure Schedule intends to terminate his or her employment or contracting relationship with the Company after the Closing. 3.11.2 Other than as fully reflected or specifically reserved against in accordance with GAAP in the Financial Statements (or as otherwise expressly permitted or required pursuant to this Agreement), neither the Company nor any Stockholder has paid or promised to pay any bonuses, commissions or incentives to any Employee or Consultant. The Company has paid to each current and former Employee the entire amount of the bonus, if any, earned by such Employee for any period ended before the Agreement Date and no bonus amounts, payable to any current or former Employee, is unpaid as of the Agreement Date. 3.11.3 Since the Company’s inception, (a) the Company has paid or made provision for payment of all salaries and wages, which are payable by the Company to any Employees, accrued through the Closing Date, and has been and is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including wages and hours, benefits, collective bargaining, equal employment opportunity, workplace safety, affirmative action, immigration, employment discrimination, disability rights or benefits, workers’ compensation, labor relations, employee leave issues, worker classification, unemployment insurance and layoffs, terms and conditions of employment, the collection and payment of withholding and/or payroll taxes and similar Taxes, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, ERISA, the Equal Pay Act, the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Vietnam Era Veterans Reemployment Act, the Family and Medical Leave Act and any and all similar applicable state and local Laws; and (b) the Company has not been engaged in any unfair employment practice. There are no Actions against the Company, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or by any current or former Employee in connection with the employment (or termination thereof) of any current or former Employees, including any claim relating to unfair labor practices, employment 16 discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws. 3.11.4 Neither the execution and delivery of the Transaction Agreements by the Company nor the consummation of the Transactions (including the Merger) by the Company, shall result in (a) any payment becoming due to any Employee or Consultant, (b) the provision of any benefits or other rights to any current or former Employee or Consultant, (c) the increase, acceleration or provision of any payments, benefits or other rights to any current or former Employee or Consultant, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code, or (d) require any contributions or payments to fund any obligations under any Company Plan. No amount so disclosed is an “excess parachute payment” within the meaning of Section 280G of the Code. The services provided by Employees and Consultants are terminable at the will of the Company and any such termination would result in no liability to the Company (other than ordinary administration expenses). The Company has no direct or indirect liability with respect to any misclassification of (i) any person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. 3.11.5 The Company is not a party to or bound by any collective bargaining agreement or other Contract with any labor organization or other representative of any of the Employees, and no collective bargaining agreement is being negotiated by the Company. There is no labor strike, dispute, slowdown, work stoppage or lockout that is pending, threatened against, reasonably anticipated or otherwise affecting the Company. The Company has not closed any plant or facility, effectuated any layoffs of employees, incurred any liability under the Worker Administration and Retraining Notification Act or similar state or local law that remains unsatisfied, or implemented any early retirement or separation program at any time from or after its inception, nor has the Company planned or announced any such action or program for the future with respect to which the Company would have any liability. Neither the Company nor any ERISA Affiliate is party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority with respect to employment practices. 3.12 Environmental Matters. The Company is and at all times has been, in compliance with all applicable Environmental Laws. There is no Action relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company. The Company has not received any notice of, or entered into, or assumed by Contract or operation of Law, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws. To the Knowledge of the Company, there are no facts, circumstances or conditions existing with respect to the Company or any property or facility to or at which the Company transported or arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any Environmental Liability. 3.13 Contracts. 3.13.1 Material Contracts. Section 3.13.1 of the Disclosure Schedule identifies, in each subpart that corresponds to the subsection listed below, any Contract, (x) to which the Company is a party, (y) by which the Company or any of its properties or assets is or may become bound or committed or under which the Company has, or may become subject to, any obligation, or (z) under which the Company has or may acquire any right or interest (collectively, the “Material Contracts”): (a) imposing or purporting to impose any restriction on the right or ability of the Company or any Subsidiary (or that would purport to limit the freedom of Parent or any of its Affiliates following the Closing): (i) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its products or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market; (ii) to solicit the employment of, or hire, any potential employees, consultants or independent contractors; (iii) to acquire any product, property or other asset (tangible or intangible), or any services, from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (iv) to develop or distribute any product or technology; 17

(b) providing for an obligation or an anticipated obligation for a payment in excess of $5,000 to any Person; (c) any voting agreements or registration rights agreements relating to Company Capital Stock; (d) any Contract necessary to utilize the Company’s Intellectual Property Rights, including any Contracts that if terminated would have potential to have a material adverse effect on the Company’s ability to utilize the Company’s Intellectual Property Rights; and (e) that is an IP Contract; (f) providing for the development of any Intellectual Property, independently or jointly, by or for the Company; (g) any Contract for the purchase, lease, license or rental of materials, supplies, equipment or other personal property in excess of $10,000 on a one-time or annual basis; (h) that is a collectively bargained agreement, side letter or similar Contract, including any Contract with any union, works council or similar labor entity; (i) that is an Employee Agreement, other than any at-will employment or services agreement providing no requirement for a termination notice period, severance or other post-termination benefits (other than benefits continuation coverage required by law); (j) that grants any change of control, retention, severance or termination pay or benefits (in cash, equity or otherwise) to any Employee or Consultant; (k) that is a Lease Agreement; (l) relating to capital expenditures or involving future payments in excess of $5,000 individually or $10,000 in the aggregate; (m) relating to the settlement of any Action; (n) relating to (i) the disposition or acquisition of material assets or any interest in any Person or business enterprise or (ii) the acquisition, issuance or transfer of any securities; (o) relating to any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to indebtedness or extension of credit or the creation of any Lien with respect to any asset of the Company or any Subsidiary; (p) involving or incorporating any guaranty, pledge, performance or completion bond, indemnity or surety arrangement; (q) creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities; (r) relating to the licensing, provision, purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party; (s) that contemplates or involves: (i) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate; or (ii) the performance of services having a value in excess of $10,000 in the aggregate; (t) that is otherwise material to the Company; or (u) any Contract to enter into or negotiate the entering into of any of the foregoing. 18

3.13.2 Documentation. The Company has previously made available to Parent (a) true and complete copies of each written Material Contract and (b) a summary of each oral Material Contract, together with any and all amendments, supplements and “side letters” thereto. 3.13.3 Status of Material Contracts. Each Material Contract is valid and binding on the Company, in full force and effect, and is enforceable in accordance with its terms by the Company. The Company is not in breach or default under any Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a breach or default in any respect thereunder by the Company or that would result in material liability to the Company. To the Knowledge of the Company, (a) no other party to any Material Contract is in default thereunder and (b) no condition exists that with notice or lapse of time or both would constitute a default in any material respect by any such other party thereunder. The Company has not received notice of any termination or cancellation of any Material Contract and to the Company’s Knowledge, no other party to a Material Contract has plans to terminate or cancel such Material Contract. The Company has not and, to the Knowledge of the Company, no other party to any Material Contract has repudiated any material provision of any Material Contract. The Company is not disputing and, to the Knowledge of the Company, no other party to such Material Contract is disputing, any material provision of any Material Contract. None of the parties to any Material Contract is renegotiating any material amounts paid or payable to or by the Company under such Material Contract or any other material term or provision thereof. 3.14 Assets: Title, Sufficiency, Condition. The Company has good, valid and marketable title to or sole and exclusive leasehold interest in or adequate right to use all of its assets whether real or personal, tangible or intangible, including those that are used in the conduct of its business, located on its premises or reflected in the Interim Balance Sheet as being owned by the Company or acquired after the date thereof (the “Assets”), free and clear of all Liens except Permitted Liens. The Assets constitute all of the assets, properties and rights of every type and description that are used in and necessary for the conduct of the Company’s business. 3.15 Real Property. 3.15.1 The Company does not own any real property and has not ever owned any real property, nor is the Company party to any Contract to purchase or sell any real property. 3.15.2 Section 3.15.2 of the Disclosure Schedule sets forth a complete and accurate list of all leases, lease guaranties, subleases, or other Contracts for the leasing, use or occupancy of, or otherwise granting a right in or relating to any real property (the “Leased Real Property”), together with all amendments and modifications thereto (collectively, the “Lease Agreements”). The Lease Agreements grant leasehold estates free and clear of all Liens. The Lease Agreements are in full force and effect and are binding and enforceable against each of the parties thereto in accordance with their respective terms, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the Company nor, to the Knowledge of the Company, any other party to a Lease Agreement, is in breach or default under any Lease Agreement, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute a breach or default. No construction, alteration or other leasehold improvement work with respect to the real property covered by any Lease Agreement remains to be paid for or to be performed by the Company, and the Company would not be reasonably likely to be required to expend more than $10,000 in performing alterations or construction to cause any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease Agreement. The Company currently occupies all of the Leased Real Property for the operation of its business, and there are no other parties occupying, or with a right to occupy, the Leased Real Property. 3.15.3 Each Leased Real Property is in good operating condition and repair and is suitable for the conduct of the business as presently conducted therein. Neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, violate any Law relating to such property or operations thereon. The Company has performed all of its obligations under any agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. The Company is not party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Real Property. The Company expects to be able to 19 continue to have the right to occupy the Leased Real Property through the remainder of the term of the applicable Lease Agreement. 3.16 Intellectual Property. 3.16.1 The Company is the sole and exclusive owner of the entire and unencumbered right, title, and interest in and to the Company Intellectual Property other than the Inbound Licenses, and the Company has the valid right to use the Licensed Intellectual Property pursuant to the terms of the applicable IP Agreement. The Company has the right to use all other Intellectual Property Rights necessary for the conduct of the business of the Company as currently conducted. The Company Intellectual Property (other than the Licensed Intellectual Property) and, to the Knowledge of the Company, the Licensed Intellectual Property, is free and clear of any covenants not to sue, Liens, joint ownership obligations or duties, Orders or any determination of an arbiter placed by the Company or placed upon the Company’s interest. The Company Intellectual Property constitutes all of the Intellectual Property used in the conduct of the business of the Company as currently conducted. 3.16.2 No royalties or other fees are payable by the Company (a) to any Person for the use of or right to use any Company Intellectual Property or (b) pursuant to the Grant Agreement. All Company Intellectual Property owned by the Company and developed by employees of the Company or any independent contractor engaged by the Company was either developed by (i) employees within the scope of their employment, or (ii) by such independent contractors providing services to the Company that have duly assigned their rights in such Company Intellectual Property to the Company pursuant to enforceable written agreements that comply with applicable Law to effectuate a valid assignment. None of the Company Intellectual Property owned by the Company is involved in any inventorship challenge, interference, reexamination, nullity, or opposition proceeding. 3.16.3 The Company owns or possesses sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement or misappropriation of, the rights of others. To the Company’s Knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates, misappropriates or infringes any Intellectual Property Rights of any other party. 3.16.4 The Company has not received any written communications alleging that the Company has violated, infringed or misappropriated, or by conducting its business, would violate, infringe or misappropriate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. The Company has not received written notice alleging that the use of any Company Intellectual Property or the conduct of the business of the Company, as currently conducted, infringes upon, violates or misappropriates any Intellectual Property of any other Person, nor is the Company aware of any basis for such a claim. The Company is not a party to any pending lawsuit or third-party claim alleging that the conduct of the Company’s business or any Company Product infringes upon or violates the Intellectual Property of any other Person. 3.16.5 To the Knowledge of the Company, no Person is misappropriating, infringing or violating any Company Intellectual Property, nor is the Company aware of any basis for such a claim. 3.16.6 To the Knowledge of the Company, the Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. To the Knowledge of the Company, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company, except to the extent to which Company is granted such rights to use pursuant to an Inbound License. Each employee and consultant has assigned to the Company all Company Intellectual Property and copies of all such assignments have been made available to Parent. 3.16.7 Section 3.16.7 of the Disclosure Schedule sets forth a complete and accurate list of all registered and applied for United States and foreign Patents, trademarks (including unregistered trademarks), Internet domain names and registered copyrights owned by the Company and included in the Company Intellectual Property. All registered and applied for trademarks, Patents and copyrights owned by the Company and included in the Company Intellectual Property that are currently pending are in compliance with all applicable legal requirements (including the timely filing of responses, statements or affidavits of use and incontestability and 20 renewal applications and required fees with respect to such trademarks and the payment of filing, examination, maintenance and other fees and the filing of responses, declarations and affidavits with respect to such Patents), and (i) are valid and enforceable, (ii) have not been adjudged to be invalid or unenforceable in whole or in part, and (iii) are not subject to any fees, responses or actions falling due within 180 days after the Closing Date. To the Knowledge of the Company, the Company has fully complied with its duty of disclosure to the United States Patent and Trademark Office (the “USPTO”), and to any foreign patent office having a similar such requirement in connection with the Company Intellectual Property. No Patent owned by the Company and included in the Company Intellectual Property has been or is now involved in any litigation, infringement, interference, reissue, re-examination, opposition, invalidity or nullity proceeding before the USTPO or any similar foreign authority. 3.16.8 The Company has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any GNU General Public License, GNUI Lesser General Public License or similar license arrangement. 3.16.9 Except as set forth in Section 3.16.9 of the Disclosure Schedule, no government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Company Intellectual Property. 3.16.10 Copies of the Company’s standard form(s) of employee invention assignment agreement, non-disclosure agreement, partnership agreement, services agreement, memorandum of understanding and promotional agreement and the Company’s standard form(s), including attachments, of non- exclusive licenses of, or other agreements relating to, the Company Products to customers (collectively, the “Standard Form Agreements”) have been made available to Parent. 3.16.11 Section 3.16.11 of the Disclosure Schedule sets forth all Contracts under which the Company is granted any right under any material Intellectual Property Rights of any other Person (collectively, “Inbound Licenses”), other than any non-disclosure agreements, off-the-shelf software licenses, and Standard Form Agreements. 3.16.12 Section 3.16.12 of the Disclosure Schedule lists all Contracts to which the Company is a party and under which the Company has licensed, provided or assigned or granted any right to any Company Intellectual Property to third parties (“Outbound Licenses” and collectively with Inbound Licenses, the “IP Agreements”), other than non-disclosure agreements and Standard Form Agreements. No Company Intellectual Property has been supplied or provided by the Company to any Person, other than pursuant to the Outbound Licenses or Standard Form Agreements. 3.16.13 The Company is not in breach or default under the terms of any IP Agreement and there exists no event, condition or occurrence that (with or without due notice or lapse of time, or both) would constitute such a breach or default, nor has the Company received any notice of any breach or default or alleged breach or default under any IP Agreement. Each IP Agreement will remain valid and binding and in full force and effect on terms identical to those currently in effect following the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company, no other party to any IP Agreement is in breach or default under the terms thereof, and, to the Knowledge of the Company, there exists no event, condition or occurrence that (with or without due notice or lapse of time, or both) would constitute such a breach or default by any such party, nor has the Company received any notice of any breach or default by any such party. The Company has not received any notice from any other party to any IP Agreement of the termination or threatened termination thereof, or of any claim, dispute or controversy with respect thereto, nor, to the Knowledge of the Company, is there any basis therefor. No consent of, or notice to, any third party is required under any IP Agreement as a result of or in connection with, and neither the enforceability nor any of the terms or provisions of any IP Agreement will be affected in any manner by, the execution, delivery and performance of this Agreement, or the transactions contemplated hereby or thereby. 3.16.14 The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s ownership or other rights in and to any of the Company Intellectual Property or under any of the IP Agreements, require the Company to grant to any third party any right to any Company Intellectual Property or obligate the Company, the Surviving Corporation or Parent to pay any royalties or other amounts to any third party in excess of any amounts payable to such third parties prior to the Closing, nor will 21 the consummation of the transactions contemplated hereby require the approval or consent of any Governmental Authority or other Person in respect of any Company Intellectual Property. 3.16.15 The Company has taken all reasonable steps in accordance with normal industry practice to protect the Company Intellectual Property, including all rights in confidential information and trade secrets included in the Company Intellectual Property. Except pursuant to enforceable confidentiality obligations in favor of the Company, there has been no disclosure by the Company to any third party of any confidential information or trade secrets included in the Company Intellectual Property. 3.17 Specified Regulatory Matters. 3.17.1 Regulatory Compliance. The operation of the Company’s business, including any manufacture, import, export, testing, clinical or nonclinical investigation, development, processing, packaging, labeling, storage, marketing, or distribution of the Company Products is, and to the Knowledge of the Company all such activities or processes relating to the Company’s business that are outsourced to third parties is, and has at all times been in compliance in all material respects with all applicable Laws and Orders, including those relating to investigational use, humanitarian use, GLP, Good Clinical Practices, Good Manufacturing Practices, premarket clearance or approval, registration and listing, labeling, advertising, and record keeping and filing of required reports, including Medical Device Vigilance Reports. The Company is and has been in material compliance with all applicable Law, including, but not limited to, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the federal TRICARE statute (10 U.S.C. §§1071 et seq.), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §§3801 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347), the Civil Monetary Penalties Law (42 U.S.C. §1320a-7a), the civil False Claims Act (31 U.S.C. §§3729 et seq.), the federal False Claims Law (42 U.S.C. §1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), and regulations promulgated pursuant thereto (“HIPAA”), the exclusion laws (42 U.S.C. §1320a-7), any applicable state privacy or data protection laws, regulations and standards, the United States Federal Food, Drug, and Cosmetic Act (the “FFDCA”) and its implementing regulations, the Federal Trade Commission Act, the Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act), state Laws regulating, or requiring the disclosure to a state agency of, interactions between medical device manufacturers or related entities with healthcare providers or other individuals and entities associated with the healthcare industry, the so-called federal sunshine or open payments law (42 U.S.C. § 1320a-7h), government pricing and price reporting obligations, including the federal supply schedule, and any comparable foreign or state Laws of any of the foregoing. 3.17.2 Regulatory Authorizations. The Company is and has at all times been in possession of, and in compliance with all permits reasonably necessary for the Company to engage in the manufacture, import, export, testing, clinical and nonclinical investigation, development, processing, packaging, labeling, storage, marketing, sale, humanitarian use, and distribution of the Company Products, including any CE Certificate (the “Regulatory Authorizations”), a complete and correct list of which is set forth in Section 3.17.2 of the Disclosure Schedule. Each Regulatory Authorization is valid and in full force and effect and the Company is in material compliance with the terms of such Regulatory Authorizations. The Company has not received any notice of, and there has not occurred, and to the Knowledge of the Company, there is no pending or threatened, any suspension, cancellation, modification, termination, revocation, or nonrenewal of any Regulatory Authorization. 3.17.3 Actions and Investigations. The Company has not received or been subject to (i) any notice, warning, administrative proceeding, order, complaint, or other written communication of any actual or threatened enforcement Action or investigation or allegation that the Company has violated any applicable Law by the FDA, U.S. Department of Health and Human Services (the “HHS”), European Medicines Agency (“EMA”) or other Regulatory Authority, including any FDA Form 483, warning letter or untitled letter and, to the Knowledge of the Company, neither the FDA, HHS, EMA, nor any other Regulatory Authority, is considering such Action, investigation or allegation, or (ii) any notice, correspondence or communication from any health care professional or current or former officer, director, employee, contractor or vendor asserting non-compliance with applicable Laws. To the Company’s Knowledge, no Person has filed or has threatened in writing to file against the Company any Action under any federal or state whistleblower statute or equivalent law in the applicable jurisdiction, including under the federal False Claims Act, 21 U.S.C. §§ 3729-3733. 22

3.17.4 Sanctions. During the six year period prior to the Agreement Date, the Company has not had any product or manufacturing site subject to a Regulatory Authority imposed shutdown or suspension, or import or export prohibition, nor received any other Regulatory Authority notice of inspectional observations or deficiencies, nor any other written requests, notices, or requirements from any Regulatory Authority (i) to make changes to the Company Products that if not complied with would reasonably be expected to result in a Liability to the Company, (ii) alleging or asserting noncompliance with any applicable Laws, Regulatory Authorizations, or requests or requirements of a Regulatory Authority, or (iii) commencing, or threatening to initiate, any action to (A) withdraw any investigational or humanitarian device exemption, premarket clearance, premarket approval, or other Regulatory Authorization for any Company Product or request the recall of any Company Product, (B) enjoin the manufacture or distribution of any Company Product produced at any facility where any Company Product is manufactured, tested, processed, packaged or held for sale, or (C) restrict the promotion or sale of any Company Product, and, to the Knowledge of the Company, no Regulatory Authority is considering any such action described in (i) through (iii) above. 3.17.5 Records and Reports. All reports, documents, forms, claims, applications for Regulatory Authorizations, records submissions, supplements, amendments, and notices, including all Medical Device Vigilance Reports and design history files and technical files concerning the Company Products, required to be filed with, maintained for or furnished to any other Regulatory Authority with respect to the Company Products by the Company or any Person that manufactures, develops, packages, processes, labels, markets, tests or distributes Company Products pursuant to a development, distribution, commercialization, manufacturing, supply, testing or other arrangement with the Company (each, a “Company Partner”) have been so filed, maintained or furnished by the Company and the Company Partners, as applicable. To the Knowledge of the Company, all such reports, documents, claims, applications for Regulatory Authorizations, records submissions, supplements, amendments, and notices were complete, true, and accurate in all material respects on the date filed or furnished (or were corrected in or supplemented by a subsequent filing) and remain complete, true, and accurate in all material respects as required by applicable Law. The Company has made available a complete and correct copy of all material Regulatory Materials submitted to any Regulatory Authority by the Company or in the Company’s possession. All Regulatory Materials submitted to any Regulatory Authority by the Company were materially true, complete and correct as of the date of submission to such Regulatory Authority (or were corrected in or supplemented by a subsequent filing). The Company has received no notice, written or oral, from any Regulatory Authority indicating or suggesting that the Company Products may not be commercialized in a jurisdiction. Neither the Company nor, to the Knowledge of the Company, any officer, director, employee, or agent of the Company has made any material false statement or material omission in any report, document, claim, application for Regulatory Authorization, application, records submission, supplement, amendment, or notice relating to the Company Products to or any Regulatory Authority. 3.17.6 Non-Clinical Tests and Pre-Clinical Tests. All animal studies or other nonclinical tests (including, for the avoidance of doubt, preclinical tests) performed in connection with or as the basis for any Regulatory Authorization that has been sought or obtained for the Company Products either (i) have been and are being conducted in material compliance with all applicable Laws, including GLP and the United States Animal Welfare Act, or (ii) involve experimental research techniques that were performed for informational purposes only or could not be performed by a GLP-compliant testing facility (with appropriate notice being given to the applicable Regulatory Authority in regulatory filings) and have employed the procedures and controls generally used by qualified experts in animal or nonclinical studies of products comparable to the Company Products. The descriptions of all such animal or nonclinical tests previously provided to Parent, including the related results and regulatory status are, to the Knowledge of the Company, accurate and complete in all material respects. 3.17.7 Clinical Studies. All clinical trials conducted by or on behalf of the Company have been and are being conducted in material compliance with all applicable Laws, including Good Clinical Practices. The descriptions of all such clinical studies previously provided to Parent, including the related results and regulatory status are, to the Knowledge of the Company, accurate and complete in all material respects. The Company has not received any written notice that any Regulatory Authority or any institutional review board has recommended, initiated, or is threatening to initiate, any action to suspend, delay, or terminate any clinical trial conducted by or on behalf of or sponsored by the Company, or to otherwise restrict the preclinical research on or clinical study of any products currently under development by the Company. To the Company’s Knowledge, no act, omission, event, or circumstance relating to the Company’s activities and conduct would reasonably be expected to give 23 rise to or lead to any Regulatory Authority or institutional review board taking any such action. To the Knowledge of the Company, there have been no serious or unanticipated adverse effects associated with the Company Products during clinical studies or commercial use, other than as set forth in the Medical Device Vigilance Reports. 3.17.8 Design, Development, and Manufacturing. All design and development activities with respect to, and the manufacture of, Company Products conducted by or on behalf of the Company have been and continue to be conducted in compliance in all material respects with all applicable Laws, including Good Manufacturing Practices. The Company maintains documentation showing that components supplied to the Company are manufactured in accordance with the Company’s specifications therefor. The processes used to produce the Company Products are accurately described in documents maintained by the Company in all material respects, and all such documents have been made available to Parent. Such processes are adequate to ensure that commercial quantities of the Company Products will conform in all respects to the specifications established therefor and will be in all respects (i) of merchantable quality, (ii) salable in the ordinary course of business at prevailing market prices, (iii) free from defects in design, material and workmanship, and (iv) suitable for their intended purposes. 3.17.9 Exclusion, Debarment. The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of the Company or Company Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in FDA’s Compliance Policy Guide, Section 120.100 (CPG 7150.09) and any amendments thereto, or pursuant to any similar policy by any Regulatory Authority with applicable jurisdiction for Company Products sold outside the United States, and neither the Company, nor any current or former officer, director, employee, or agent of the Company, has committed any act, made any statement, or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any Regulatory Authority to invoke such policy. Neither the Company, nor any current or former officer, director, employee or agent of the Company has (i) been convicted of any crime or engaged in any conduct that would reasonably be expected to result in exclusion under 42 U.S.C. §1320a-7 or any similar state Law or regulation or been debarred or engaged in any conduct that would reasonably be expected to result in debarment by the FDA under 21 U.S.C. §335a(a) or (b), or any equivalent foreign or local Law, (ii) been assessed a civil monetary penalty under Section 1128A of the Social Security Act, or any regulations promulgated thereunder, or the FFDCA, or any regulations promulgated thereunder, (iii) been party to a corporate integrity agreement with the United States Department of Health and Human Services Office of the Inspector General or a similar agreement with any other Governmental Authority, (iv) been convicted of any felony or criminal offense relating to the delivery of any healthcare item or service or (v) been listed on the excluded individuals list published by the United States Department of Health and Human Services Office of the Inspector General, the FDA or the United States General Services Administration, nor is any such debarment, disqualification, suspension, penalty, or exclusion set forth in (i) through (v) above pending or threatened. 3.17.10 Recalls. The Company has not voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, health professional notification, clinical investigator notice, or other notice or action relating to an alleged or suspected lack of safety, efficacy or regulatory compliance of any Company Product. To the Knowledge of the Company, there are no facts which are reasonably likely to cause (i) the recall, field notification or correction, market withdrawal or replacement, safety alert, warning, health care professional notification, or clinical investigator notice relating to any Company Product sold or intended to be sold by the Company; (ii) a change in the marketing classification or a material change in the labeling of any such Company Product, or (iii) a termination, seizure, or suspension of the marketing of such Company Product. 3.17.11 Transparency and State Conduct Laws. To the extent subject to such Laws, the Company has policies and procedures in place to track activities to ensure material compliance, with: (i) state Laws regulating, or requiring the disclosure to a state agency of, interactions between medical device manufacturers or related entities and healthcare providers or other individuals and entities associated with the healthcare industry; (ii) the so-called federal sunshine or open payments law (42 U.S.C. § 1320a-7h); and (iii) comparable foreign laws. Such compliance includes current registration and filings with appropriate federal and state agencies, as applicable. No Person for whom reporting is required under 42 U.S.C. §1320a-7h or applicable regulations thereunder or a healthcare professional or entity otherwise subject to disclosure requirements under any comparable state Laws has been, is, or will become as a result of the execution and delivery by the Company 24 of this Agreement, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, an owner of, or a Person who has received or will receive or be entitled to receive any payment or other transfer of value from, the Company. 3.18 Insurance. Section 3.18 of the Disclosure Schedule sets forth a list of all policies of property, general liability, directors and officers, fiduciary, employment, title, workers’ compensation, environmental, product liability, cyber liability and other forms of insurance maintained by the Company and all pending outstanding claims against such insurance policies. The Company has delivered to Parent complete and accurate copies of all such policies, together with all endorsements, riders and amendments thereto. 3.19 Related Party/Affiliate Transactions. There are no Liabilities of the Company to any Related Party other than ordinary course employee- and director-related compensation and reimbursement Liabilities. No Related Party has any interest in any property (real, personal or mixed, tangible or intangible) used by the Company in the conduct of its business. The Company is not subject to any ongoing transactions pursuant to which the Company purchases any services, products, or Technology from, or sells or furnishes any services, products or Technology to, any Related Party. All transactions pursuant to which any Related Party has purchased any services, products, or Technology from, or sold or furnished any services, products or technology to, the Company (each a “Related Party Transaction”) have been on an arms-length basis on terms no less favorable to the Company than would be available from an unaffiliated party. 3.20 No Untrue Statements. To the Knowledge of the Company, no statement by the Company contained in this Agreement, any annex, exhibit or schedule to this Agreement, including the Disclosure Schedule, any other Transaction Agreement, any certificate delivered pursuant to this Agreement or otherwise made in connection with the Transactions (including the Merger) contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements therein contained not misleading. 3.21 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions (including the Merger) or any prior merger, acquisition or divestiture transaction based upon arrangements made by or on behalf of the Company or any of its Affiliates. Notwithstanding anything to the contrary in this Agreement, there are no fees or expenses related to the Transactions (including the Merger) payable by the Company to any third party other than the Company Transaction Expenses. ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB As a material inducement to the Company to enter into this Agreement and effect the Merger, with the understanding that the Company is relying thereon in entering into this Agreement and consummating the Transactions (including the Merger), Parent and Merger Sub jointly and severally represent and warrant as of the Agreement Date and as of the Closing Date to the Company, as follows: 4.1 Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. 4.2 Authority; Noncontravention. 4.2.1 Power; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and corporate authority to execute and deliver the Transaction Agreements to which it is a party and to perform its obligations thereunder and to consummate the Transactions (including the Merger). The execution, delivery and performance by each of Parent and Merger Sub of the Transaction Agreements to which it is a party and the consummation by Parent and Merger Sub of the Transactions (including the Merger), have been duly authorized and approved by their respective boards of directors (and prior to the Effective Time shall be adopted by Parent as the sole stockholder of Merger Sub) and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of the Transaction Agreements to which it is a party and the consummation by it of the Transactions (including the Merger). This Agreement has been and, when delivered at the Closing, the other Transaction Agreements to which Parent or Merger Sub is a party shall be, duly executed and delivered by Parent and Merger Sub. Assuming due 25 authorization, execution and delivery hereof by the other parties hereto and thereto, this Agreement constitutes and the other Transaction Agreements to which Parent or Merger Sub is a party shall, when delivered at the Closing, constitute, the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles. 4.2.2 No Violations. Neither the execution and delivery of this Agreement or any of the other Transaction Agreements to which Parent or Merger Sub is a party, nor compliance by Parent and Merger Sub with any of the terms hereof or thereof, nor the consummation by Parent or Merger Sub of the Transactions (including the Merger) (a) violate any provision of the Charter Documents of Parent or Merger Sub or (b) assuming that the consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (i) violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets, or (ii) constitute a default under, result in the termination of or cancellation under, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub under, any of the terms, conditions or provisions of any material Contract to which Parent or Merger Sub is a party, except for such violations, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger (a “Parent Material Adverse Effect”). 4.3 Governmental Approvals. Except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (b) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws or the rules and regulations of the Nasdaq Stock Market (in each case, if required), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions (including the Merger), other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. 4.4 Ownership and Operations of Merger Sub. Parent is the record owner of all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby. 4.5 SEC Filings; Financial Statements; Nasdaq. 4.5.1 SEC Filings. Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2018 (the "Parent SEC Documents"). True, correct, and complete copies of all the Parent SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), (i) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents, as of the dates they were filed or furnished, were accurate and complete and comply as to form and content with all applicable Laws. To the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. 4.5.2 Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents: (i) 26 complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders' equity, and cash flows of Parent and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material). 4.5.3 Undisclosed Liabilities. The unaudited interim balance sheet of Parent dated as of June 30, 2019 contained in the Parent SEC Documents filed prior to the date hereof is hereinafter referred to as the "Parent Balance Sheet." Neither Parent nor any of its Subsidiaries has any Liabilities other than Liabilities that: (a) are reflected or reserved against in the Parent Balance Sheet (including in the notes thereto); (b) were incurred since the date of the Parent Balance Sheet in the ordinary course of business; (c) are incurred in connection with the transactions contemplated by this Agreement; or (d) would not, individually or in the aggregate, reasonably expected to be material to Parent. 4.5.4 Nasdaq Compliance. Except as disclosed on Schedule 4.5.4 and in Parent’s Form 8-K filed with the SEC on June 27, 2019, Parent is in compliance in all material respects with all of the applicable listing and corporate governance rules of the Nasdaq. 4.6 Availability of Funds. Parent shall have available to it at the times required by this Agreement, sufficient funds to make the payments contemplated hereby and to consummate the Transactions (including the Merger). 4.7 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates. ARTICLE V: ADDITIONAL COVENANTS AND AGREEMENTS 5.1 Conduct of Business. Except as expressly permitted by this Agreement, or with the prior written consent of Parent, or as required by applicable Law, from the Agreement Date until the Effective Time or the earlier termination of this Agreement in accordance with ARTICLE VII, the Company shall, and shall cause its Representatives and Affiliates to, (a) conduct its business in the Ordinary Course of Business and in compliance with all applicable Laws, (b) maintain and preserve the Inbound Licenses and continue to perform any and all obligations thereunder in accordance with their respective terms, (c) maintain and preserve the goodwill of those having business relationships with the Company (including by using commercially reasonable efforts to maintain the value of its assets and technology and preserve its relationships with suppliers, distributors, strategic partners, licensors, licensees, regulators and others having business relationships with the Company) and (d) maintain in full force and effect all insurance policies described in Section 3.18. Without limiting the generality of the foregoing, until the Effective Time, except as expressly permitted by this Agreement, or with the prior written consent of Parent, or as required by applicable Law, the Company shall not: 5.1.1 except with respect to the exercise (including but not limited to net exercise) of Company Warrants outstanding on the Agreement Date and the conversion of Company Preferred Stock into Company Common Stock as contemplated by this Agreement, issue, sell, grant, dispose of, amend any term of, grant registration rights with respect to, pledge or otherwise encumber, any shares of Company Capital Stock, Company Options or Company Derivative Securities; 5.1.2 except with respect to the amendment of Company Warrants contemplated by this Agreement, amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Option Plan or any agreement evidencing any outstanding Company Option or Company Derivative Security or any restricted stock purchase agreement or any similar or related Contract; 27

5.1.3 except with respect to cancellation of Company Warrants either pursuant to the terms thereof or with the consent of the holder thereof, redeem, purchase or otherwise acquire or cancel any outstanding shares of Company Capital Stock, Company Options or Company Derivative Securities; 5.1.4 declare, set aside funds for the payment of or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any shares of Company Capital Stock or other equity interests or make any payments to the Stockholders in their capacity as such; 5.1.5 split, combine, subdivide, reclassify or take any similar action with respect to any shares of Company Capital Stock; 5.1.6 form any Subsidiary; 5.1.7 incur, guarantee, issue, sell, repurchase, prepay or assume any (a) Company Debt, or issue or sell any options, warrants, calls or other rights to acquire any debt securities of the Company; (b) obligations of the Company issued or assumed as the deferred purchase price of property; (c) conditional sale obligations of the Company; (d) obligations of the Company under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (e) obligations of the Company for the reimbursement of any obligor on any letter of credit; and (f) obligations of the type referred to in clauses (a) through (e) of other Persons for the payment of which the Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; 5.1.8 sell, transfer, lease, license, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), any of its properties or assets; 5.1.9 make any capital expenditure or expenditures in excess of $2,000; 5.1.10 acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any Person or division thereof; 5.1.11 make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance funds to any Person; 5.1.12 (a) enter into, adopt, terminate, modify, renew or amend (including by accelerating material rights or benefits under) any Material Contract, (b) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any future Subsidiary of the Company, from engaging in any line of business or in any geographic area, (c) enter into any Contract that could be breached by, or require the consent of any Person in order to continue in full force following consummation of the Transactions (including the Merger), or (d) release any Person from, or modify or waive any material provision of, any confidentiality or non-disclosure agreement; 5.1.13 (a) hire or terminate any Employees, (b) grant any bonus, benefit or other direct or indirect compensation to any Employee or Consultant, (c) increase the coverage or benefits available under or otherwise modify or amend or terminate any (or create any new) Company Plan, except as required by applicable Law or by the terms of any Company Plan, (d) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement to which the Company is a party (or amend any such agreement in any material respect) or enter into any agreement involving an Employee or Consultant, except, in each case, as required by the terms of any Company Plan or (e) enter into any Related Party Transaction; 5.1.14 make, change or revoke any election concerning Taxes or Tax Returns, file any amended Tax Return or any Tax Return inconsistent with past practice, enter into any closing agreement or Contract with any Governmental Authority with respect to Taxes, settle any Tax claim or assessment or surrender any right to claim a refund of Taxes or request any Tax ruling or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes; 5.1.15 amend the Company Charter Documents; 28

5.1.16 adopt a plan or agreement for or carry out any complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization; 5.1.17 pay, repurchase, prepay, discharge, settle or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $10,000, other than the payment, discharge, settlement or satisfaction in accordance with the terms of the Liabilities reflected in the Balance Sheet; 5.1.18 initiate, settle, agree to settle, waive or compromise any Action; 5.1.19 delay beyond normal payment terms payment of any accounts payable; 5.1.20 grant or agree to grant any license to any of the Company’s Intellectual Property Rights; or 5.1.21 agree to take any of the foregoing actions. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, rights to control any operations of the Company prior to the Effective Time. 5.2 Company Stockholder Approval, Joinders, Etc. 5.2.1 Stockholder Approval. (a) The Company Board shall not revoke or modify the Company Board Resolutions. (b) The Company shall, with the assistance of Parent, prepare an information statement (together with any amendments thereof or supplements thereto, the “Information Statement”) to be used in connection with soliciting the requisite approvals and consents from the Stockholders to consummate the Merger, including the Company Stockholder Approval, and the other transactions contemplated hereby in accordance with the Company Charter Documents and applicable Law, as well as to facilitate Parent’s proposed issuance of Parent Company Stock in the Merger in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act. The Information Statement shall include, among other things, a description of the terms of this Agreement and, to the extent material, any other Transaction Agreement and the transactions contemplated hereby and thereby, information regarding the availability of appraisal rights under the DGCL, the recommendation of the Company Board to the Stockholders to vote in favor of the approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby, and the Written Consent. The Company will send to each Stockholder the Information Statement for the purpose of considering, approving and adopting this Agreement and the transactions contemplated hereby not later than 5 Business Days after the Agreement Date. The Parties shall cooperate with each other in connection with the preparation of the Information Statement, including by providing information reasonably necessary for the preparation of the Information Statement, and by accepting all reasonable additions, deletions or changes suggested in connection therewith. No amendment or supplement to the Information Statement will be made by the Company without the prior written consent of Parent. 5.2.2 Intentionally Omitted. 5.2.3 Parachute Payments. Following the execution of this Agreement and prior to the Closing Date, the Company shall use its commercially reasonable efforts to (i) obtain waivers from each Person who has a right to any payments and/or benefits as a result of or in connection with the Transactions that that could separately or in the aggregate, be deemed constitute “excess parachute payments” within the meaning of Section 280G of the Code (the “Waived 280G Benefits”) and (ii) solicit the approval of the Stockholders for approval (in a manner satisfactory to Parent) by such number of Stockholders in a manner intended to comply with Section 280G(b)(5)(A)(ii) and Section 280G(b)(5)(B) of the Code of any Waived 280G Benefits. 5.3 Commercially Reasonable Efforts. 5.3.1 Actions Required to Consummate Transactions. (a) Subject to the terms of this Agreement, from the Agreement Date until the Closing Date or the earlier termination of this Agreement in accordance with ARTICLE VII, each of the Parties (other than 29 the Stockholders’ Representative) shall use (and shall cause its Affiliates to use) commercially reasonable efforts to promptly (a) take, or cause to be taken, all actions and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to closing of the other Parties hereunder to be satisfied and to consummate and make effective the Transactions (including the Merger), in each case, as expeditiously as practicable and (b) obtain all approvals, consents, registrations, Permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions (including the Merger). (b) Except as may be agreed in writing by the Parties (other than the Stockholders’ Representative) or as may be expressly permitted by this Agreement, from the Agreement Date until the Effective Date or such earlier date if this Agreement is terminated in accordance with ARTICLE VII, no Party shall agree to take any action which could reasonably be expected to delay the consummation of the Merger or result in the failure to satisfy any condition to consummation of Transactions (including the Merger). 5.3.2 Governmental Authorities. Each of the Parties (other than the Stockholders’ Representative) shall use its commercially reasonable efforts to (a) cooperate with each other in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions (including the Merger), including any proceeding initiated by a private party and (b) keep the other Parties informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. 5.3.3 Contractual Consents. The Company shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Material Contracts as are required thereunder or for any such Material Contracts to remain in full force and effect, so as to preserve all material rights of and material benefits to, the Company under such Material Contract from and after the Effective Time. Such consents, waivers and approvals shall be in form and substance reasonably acceptable to Parent. 5.3.4 Cancellation or Exercise of Company Warrants. The Company shall make commercially reasonable efforts to (a) cancel the Company Warrants (other than the Company Warrant issued to Pacific Western Bank) pursuant to a form mutually approved by the Company and the Parent (the “Warrant Cancellation Agreement”) or (b) amend the Company Warrants (other than the Company Warrant issued to Pacific Western Bank) pursuant to a form mutually approved by the Company and the Parent (the “Warrant First Amendment”), in each case, before the Closing. Without limiting the generality of the foregoing, the Company shall take the following actions: (i) contact the holders of each such Company Warrant within 48 hours of the signing of this Agreement in a manner and with such information reasonably calculated to result in their approval and execution of the Warrant First Amendment or the Warrant Cancellation Agreement, in each case, before Closing, (ii) offer each holder of a Company Warrant the opportunity to have Parent’s Chief Financial Officer (or other representative selected by Parent) participate in discussions regarding amending or cancelling the Warrants, and unless such holder expressly objects, allow Parent’s Chief Financial Officer (or other representative selected by Parent) to be party to all such communication (e.g. participate in phone calls and copy on related e-mail), and (iii) approve and countersign each Warrant First Amendment or Warrant Cancellation Agreement approved by a holder of a Company Warrant. 5.4 Public Announcements. Neither the Company nor Parent shall (nor shall either permit any of its Representatives or Affiliates to), directly or indirectly, make any statement or communication to any third party regarding the existence of the subject matter of this Agreement or the Transactions (including the Merger) (including any claim or dispute arising out of or related to this Agreement or the interpretation, entering into, performance, breach or termination hereof) without the prior written consent of other Party; provided, however, that, notwithstanding anything herein or in the Confidentiality agreement to the contrary, before the Closing, Parent and its Representatives may make public statements of any information that it believes, in good faith, is required by applicable Law (including stock exchange rules), and at any time following the Closing, Parent and its Representatives may issue such press releases or make such other public statements regarding this Agreement or the transactions contemplated hereby as Parent may, in its sole discretion, decide to issue or make. For the avoidance of doubt, at any time, Parent and its Representatives may file this Agreement and disclose the terms of the transactions contemplated hereby as may be required by applicable Law, including in Parent’s Securities Act and Exchange Act reports and filings. 30

5.5 Access to Information. 5.5.1 Access. Subject to the requirements of applicable Law, the Company shall afford to Parent and it Representatives, from time to time prior to the earlier of (i) the Effective Time or (ii) the termination of the Agreement in accordance with ARTICLE VII, access during normal business hours to (a) all of the Company’s facilities, books, reports, Contracts, assets, filings with and applications to Governmental Authorities, records and correspondence (in each case, whether in physical or electronic form) and (b) to the Representatives of the Company, as Parent may reasonably request, and the Company shall furnish promptly to Parent all information and documents concerning its business, financial condition and operations, properties and personnel as Parent may reasonably request and Parent shall be allowed to make copies of such information and documents. 5.5.2 Updated Financials. Promptly, but in no event later than 10 calendar days after the end of each month from the Agreement Date until the Closing Date, the Company shall provide Parent with a copy of the true and correct unaudited balance sheets and related statements of income and cash flows of the Company as of and for the period ended the most-recent month-end prepared using the Company’s books and records and in accordance with GAAP consistently applied, together with a copy of the standard monthly reporting package provided to the Company’s management. 5.6 Confidentiality. The Stockholders’ Representative on behalf of the Stockholders acknowledges that the success of the Surviving Corporation after the Closing Date depends upon the preservation of the confidentiality of the Confidential Information (as hereinafter defined), that the preservation of the confidentiality of the Confidential Information is an essential premise of the bargain between the Parties and Parent and Merger Sub would be unwilling to enter into this Agreement in the absence of this Section 5.6. Accordingly, Stockholders’ Representative on behalf of the Stockholders shall, and shall use its commercially reasonable efforts to cause its Affiliates and their respective Representatives to, keep confidential all documents and information involving or relating to the Company or its business (the “Confidential Information”), unless (a) compelled to disclose by competent judicial process so long as reasonable prior notice of such disclosure is given to Parent and the Company and a reasonable opportunity is afforded Parent and the Company to contest the same or (b) disclosed in an Action brought by a Party in pursuit of its rights or in the exercise of its remedies (clauses (a) and (b) together, the “Confidential Information Exceptions”). Confidential Information does not include any document or information that is or becomes generally available to the public other than as a result of a disclosure in violation of this Section 5.6. The provisions of this Section 5.6 shall survive the Closing for a period of three (3) years after the completion of the Stockholders’ Representative’s responsibilities in connection with this Agreement and the agreements ancillary hereto. Notwithstanding anything in this Agreement to the contrary, following Closing, the Stockholders’ Representative shall be permitted to: (i) after the public announcement of the Merger, publicly announce that it has been engaged to serve as the Stockholders’ Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein; and (ii) disclose information as required by law or to employees, advisors, agents or consultants of the Stockholders’ Representative and to the Effective Time Holders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto. 5.7 Notification of Certain Matters. Each of Parent and the Company shall provide prompt written notice to the other upon becoming aware (a) that any representation or warranty made by such Party in this Agreement was when made, or subsequently has become, untrue, (b) of any failure by such Party to comply with or satisfy any of its obligations, covenants or agreements hereunder, (c) of the occurrence or nonoccurrence of any event that could reasonably be expected to cause any condition precedent to any obligation of the other Party to consummate the Transactions (including the Merger) not to be satisfied at or prior to the Closing, (d) of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions (including the Merger), (e) of any notice or other communication from any Governmental Authority in connection with the Transactions (including the Merger), (f) of the commencement or threat of commencement of any material Action regarding the Transactions (including the Merger), or (g) of any other material development affecting its assets, Liabilities, business, financial condition or operations that could be reasonably expected to cause a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable; provided, however, that neither the delivery of any notice pursuant to this Section 5.7 nor obtaining any information or knowledge in any investigation pursuant to Section 5.5 or otherwise shall (i) cure any breach of, or non-compliance with, any representation or warranty requiring disclosure of such matter, or any breach of 31 any other term of this Agreement, (ii) amend or supplement any representation or warranty made by such Party in this Agreement or (iii) limit the rights of or remedies available to the Party receiving, or entitled to receive, such notice, including under ARTICLE VII and ARTICLE VIII. 5.8 Tax Matters. For purposes of this Section 5.8, all references to the Company include any predecessor entity of the Company. 5.8.1 Pre-Closing Period Tax Returns. (a) The Company shall, at the Company’s expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all taxable periods ending on or before the Closing Date and which are due on or before the Closing Date and the Company shall pay or cause to be paid all Taxes with respect to such periods. The Surviving Corporation and Parent shall, at the expense of the Effective Time Holders, prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all taxable periods ending on or prior to the Closing Date and which are due after the Closing Date and the Effective Time Holders shall pay all expenses incurred by the Surviving Corporation or Parent in connection therewith and all Taxes with respect to such periods within 10 days of the filing of the Tax Return for which such Taxes are due. All Tax Returns referred to in this Section 5.8.1 shall be prepared in accordance with past practices of the Company and paid at least 10 days before they are due. The Company shall submit each Tax Return it prepared or caused to be prepared to Parent at least 30 days before such Tax Return is due for Parent’s written approval prior to filing, and Parent shall submit each Tax Return it or the Surviving Corporation prepared or caused to be prepared to the Stockholders’ Representative at least 30 days before such Tax Return is due for the Stockholders’ Representative’s review and reasonable comment. (b) The expenses and Taxes that the Effective Time Holders are required to pay pursuant Section 5.8.1(a) shall be paid, first, through the forfeiture and cancellation of the Holdback Shares in accordance with Section 8.3.10, second, to the extent the value of the Holdback Shares are insufficient to pay the amount required to be paid, through the forfeiture of any cash then held by Parent as contemplated by Section 2.15, and third, to the extent such cash is insufficient to pay the amount required to be paid, directly by the Effective Time Holders, in each case, in accordance with their Pro Rata Share. 5.8.2 Post-Closing and Straddle Period Tax Returns. (a) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for taxable periods that end after the Closing Date, including all Tax Returns for all complete taxable periods including but not ending on the Closing Date (collectively, the “Straddle Periods”) and Parent shall cause the Surviving Corporation to pay all Taxes with respect to such periods. Parent shall permit the Stockholders’ Representative a reasonable period of time, but not less than 30 days to review and comment, prior to filing, on each Tax Return for a Straddle Period. Parent and the Surviving Corporation shall consider in good faith any changes to such Straddle Period Tax Returns that are reasonably requested by the Stockholders’ Representative with respect to Taxes for which the Effective Time Holders would bear liability pursuant to this Agreement. The Effective Time Holders shall reimburse Parent for any Taxes due with respect to such Tax Returns filed pursuant to this Section 5.8.2 in accordance with Section 5.8.1(b) mutatis mandis. (b) In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be determined as follows: In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period. In the case of Taxes not described in the previous sentence (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date. 5.8.3 Tax Contests. If a claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to an Indemnified Person pursuant to ARTICLE VIII, then such Indemnified Person 32 shall give notice to the Indemnifying Party in writing of such claim and of any counterclaim the Indemnified Person proposes to assert (a “Tax Claim”); provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been materially prejudiced as a result of such failure. With respect to any Tax Claim relating to a Pre-Closing Tax Period, the Stockholders’ Representative shall, solely at the Effective Time Holders’ cost and expense, control all proceedings in connection with such Tax Claim (including selection of counsel); provided, however, that the Stockholders’ Representative must first consult, in good faith with Parent before taking any action with respect to the conduct of such Tax Claim. Notwithstanding the foregoing, the Stockholders’ Representative shall not settle such Tax Claim without the prior written consent of Parent, which consent shall not be unreasonably withheld, and Parent and counsel of its own choosing (at the Effective Time Holders’ cost) shall have the right to participate fully in all aspects of the prosecution or defense of such Tax Claim if Parent reasonably determines that such Tax Claim could have a material adverse impact on the Taxes of the Company (or the Surviving Corporation or Parent) in a taxable period or portion thereof beginning after the Closing Date. The cost required to be paid by the Effective Time Holders’ in accordance with the preceding sentence shall be paid in accordance with Section 5.8.1(b) mutatis mandis. Parent shall control all proceedings with respect to any Tax Claim relating to a taxable period or portion thereof beginning after the Closing Date and the Effective Time Holders shall have no right to participate in the conduct of any such proceeding. 5.8.4 Certification. Parent and the Company agree, upon request from the other party, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement (including the Merger)). 5.8.5 Tax Sharing Agreements. The Company shall terminate all Tax Sharing Agreements with respect to the Company as of the Closing Date and shall ensure that such agreements are of no further force or effect on and after the Closing Date and that there shall be no further liabilities or obligations imposed on the Company under any such agreements. 5.8.6 Cooperation. Following the Closing Date, Parent, the Surviving Corporation and the Stockholders’ Representative shall, as reasonably requested by any party hereto: (a) assist any other Party in preparing and filing any Tax Returns relating to the Company that such other Party is responsible for preparing and filing; (b) cooperate in preparing for any Tax Claim, Tax audit of, or dispute with any Taxing Authority regarding and any judicial or administrative proceeding relating to, liability for Taxes, in the preparation or conduct of litigation or investigation of claims and in connection with the preparation of financial statements or other documents to be filed with any Taxing Authority, in each case with respect to the Company; (c) make available to the other parties and to any Taxing Authority as reasonably requested all information, records and documents in such Party’s possession relating to Taxes relating to the Company (at the cost and expense of the requesting Party); (d) provide timely notice to the other Parties in writing of any pending or threatened Tax audits or assessments relating to the Company for taxable periods for which any such other Party is responsible; and (e) furnish the other Parties with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any taxable periods for which any such other Party is responsible. For the avoidance of doubt, the cooperation noted in this Section 5.8.6 shall include signing any Tax Returns, amended Tax Returns, claims or other documents with respect to any Tax controversy or proceeding, with respect to Taxes, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. 5.8.7 No Section 338 Tax Election. Neither Parent nor its Affiliates shall make a Tax election pursuant to Section 338 of the Code or any similar election under state, local or foreign Tax Law with respect to the Company in connection with the Merger. 5.8.8 Transfer Taxes. The Effective Time Holders, severally and not jointly, shall be liable for any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed as a result of the Merger (collectively, the “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. The Parties (other than the Stockholders’ Representative) shall cooperate in filing all necessary Tax Returns and other documentation with respect to the Transfer Taxes. Any such Transfer Taxes shall be paid by the Surviving 33

Corporation, and Parent shall be entitled to withhold any Contingent Consideration Payments to set off against any such Transfer Taxes paid by the Surviving Corporation. 5.8.9 Stockholders’ Liability for Payment Obligations. The Effective Time Holders, severally and not jointly, shall be liable for all Taxes or other amounts payable by the Stockholders pursuant to this Agreement 5.8.10 336(e) Election. Without the prior written consent of the Parent (which may be withheld for any reason), neither the Company nor the Effective Time Holders shall make a Tax election pursuant to Section 336(e) of the Code or any similar election under state, local or foreign Tax Law with respect to the Merger. 5.9 Intentionally Omitted. 5.10 Employee Matters. 5.10.1 Employees. The Company shall be responsible for (i) compliance with all applicable Laws with respect to the employment or termination of all Employees prior to the Closing and (ii) the employment-related obligations with respect to Employees prior to the Closing, including worker’s compensation benefits with respect to injuries or incidents occurring prior to the Closing, any paid time-off and sick or vacation amounts due or granted by the Company to any Employees prior to the Closing as well as any amounts due to any Employees resulting from any Company Plans. Nothing in this Agreement shall give rise to any obligation by Parent to retain any Employee, any group of Employees of the Company or any Company Plan following the Closing Date. At or prior to the Closing, the Company shall terminate the employment of all Employees. The Company shall pay all unused vacation benefits earned or accrued by Employees through the Effective Time. Nothing in this Agreement shall give rise to any obligation by Parent to retain any Employee or to offer employment to any Employee or any group of Employees, or to maintain any Company Plan from and after the Closing. At or prior to the Effective Time, the Company will terminate all Employees. 5.10.2 Company Plans. At Parent’s request, the Company shall cease contributions to or terminate one of more of the Company Plans effective immediately prior to the Closing. Any such cessation or termination may only be undertaken (i) in accordance with the governing documents and Contracts for the Company Plans (including through plan amendment) and (ii) if such cessation or termination conforms with applicable Laws. 5.10.3 No Third-Party Beneficiaries. This Section 5.10 is not intended to amend any benefit plans or arrangements of Parent or any of its Subsidiaries, to limit the ability of Parent or any of its Subsidiaries to amend, modify or terminate any of such benefit plans or arrangements or to confer third-party beneficiary rights on any Person who is not a Party. 5.11 Intentionally Omitted. 5.12 No Negotiations, Etc. The Company shall not, and shall cause its Representatives and the Stockholders and their respective Representatives not to, directly or indirectly solicit, initiate, or enter into any discussions or negotiations or continue in any way any discussions or negotiations with any Person or group of Persons regarding any Competing Transaction (defined below). The Company shall promptly but not later than 48 hours of the occurrence of the relevant event notify Parent orally and in writing if any inquiries, proposals, or requests for information concerning a Competing Transaction are received by the Company, any of the Stockholders or any of their respective Representatives. The written notice shall include the identity of the Person making such inquiry, proposal, or request and the terms and conditions thereof as well as a copy of such inquiry proposal or request. “Competing Transaction” means a transaction or a series of related transactions (other than the Transactions, including the Merger) involving (i) any sale of stock or other equity interests in the Company, (ii) a merger, consolidation, share exchange, business combination, or other similar transaction involving the Company (iii) any sale, lease, exchange, exclusive license, mortgage, pledge, transfer, or other disposition of 10% or more of the assets of the Company or (iv) any other transaction or series of transactions which could reasonably preclude the consummation of the Transactions (including the Merger). 5.13 Intentionally Omitted. 5.14 Termination of Agreements. Prior to the Closing, the Company shall terminate all Contracts listed on Schedule 5.14 (the “Terminated Contracts”) pursuant to documents in form and substance reasonably 34 satisfactory to Parent, and the Company shall send all required notices in connection therewith, such that each such Terminated Contract shall be of no further force or effect at and after the Closing, in each case, without any remaining Liability of any kind to the Company, the Surviving Corporation or Parent as a result of or in connection with such termination. 5.15 Release of Claims. Effective as of the Effective Date, each Effective Time Holder on behalf of itself and each of its equity holders (if any) and each of their respective Subsidiaries, Affiliates, employees, agents, advisors, heirs, legal representatives, successors and assigns (each a “Releasor”), pursuant to its Joinder, Letter of Transmittal, or both, shall completely release, acquit and forever discharge, to the fullest extent permitted by Law, Parent, the Surviving Corporation, the Company and each of their respective Affiliates and each of their respective current, former and future officers, directors, employees, agents, advisors, successors and assigns (collectively, the “Releasees”) from any losses, liabilities, suits, actions, debts or rights, whether fixed or contingent, known or unknown, matured or unmatured, arising out of, relating to, or in any manner connected with any facts, events or circumstances, or any actions taken, at or prior to the consummation of the Transactions (including the Merger) that any Releasor ever had or now has against the Releasees (collectively, the “Released Matters”), excluding any liabilities arising solely in relation to the Transactions (including the Merger) (collectively, the “Release of Claims”). Pursuant to the Joinders, Letters of Transmittal, or both, each Effective Time Holder will (a) represent and warrant that such Effective Time Holder has (i) had the opportunity to consult with legal counsel of its choice, (ii) been fully informed of the nature and contents of its Release of Claims and (ii) entered into such Release of Claims freely, (b) acknowledged that it would be difficult to fully compensate Parent or any of its Affiliates for damages resulting from any breach of the provisions of such Release of Claims. Accordingly, in the event of any actual or threatened breach of such provisions, Parent and its Affiliates shall (in addition to any other remedies that it may have) be entitled to seek temporary and/or permanent injunctive relief to enforce such provisions and recover related attorneys’ fees and costs. Each Effective Time Holder will further acknowledge in its respective Joinder, Letter of Transmittal, or both, that its Release of Claims constitutes a material inducement to Parent to consummate the Transactions (including the Merger) and Parent will be relying on the enforceability of such Release of Claims in consummating the Transactions. 5.16 Status of Shares. 5.16.1 The shares of Parent Common Stock issuable to the Effective Time Holders as contemplated hereby have not been registered under the Securities Act in reliance, in part, on the representations and warranties of the Stockholders contained in the Joinder and in the Letters of Transmittal and the representations and warranties of the Company set forth herein. The Company agrees to fully cooperate with Parent in its efforts to ensure that such shares of Parent Common Stock may be issued pursuant to exemptions from the registration requirements of the Securities Act. 5.16.2 The shares of Parent Common Stock issuable to the Effective Time Holders as contemplated hereby are "restricted securities" under the federal securities laws in that such shares will be acquired from Parent in a transaction not involving a public offering, and that under such laws and applicable regulations such shares may be resold without registration under the Securities Act only in certain limited circumstances and that otherwise such shares must be held indefinitely, and the resale limitations imposed by the Securities Act as well as Rule 144 ("Rule 144") promulgated thereunder and the conditions which must be met in order for Rule 144 to be available for resale of "restricted securities," including the requirement that the shares issuable as contemplated hereby, unless registered for resale under the Securities Act, must be held for at least six months after issuance from Parent and the condition that there be available to the public current information about Parent under certain circumstances. 5.16.3 The certificates evidencing the shares of Parent Common Stock issuable to the Effective Time Holders as contemplated hereby may, in addition to any legend required by applicable state securities laws, bear the following legend (or a substantially similar legend): THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. 35

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RISK OF FORFEITURE TO COVER INDEMNIFICATION OBLIGATIONS CONTAINED IN A MERGER AGREEMENT TO WHICH THE ISSUER IS PARTY AND PURSUANT TO WHICH THESE SECURITIES WERE ORIGINALLY ISSUED, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE ISSUER. 5.16.4 From and after the Closing, the Holdback Shares shall be subject to the indemnity provisions set forth in ARTICLE VIII and to Section 5.8. 5.16.5 Neither the Holdback Shares nor any beneficial interest therein may be Transferred by any Effective Time Holder or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Effective Time Holder, in each case prior to the release of the restrictions on the Holdback Shares to any Effective Time Holder in accordance with Section 5.16.7, except that each Effective Time Holder shall be entitled to assign such holder’s rights to such Holdback Shares by will, by the laws of intestacy or by other operation of law 5.16.6 Each Effective Time Holder shall deliver a blank assignment separate from certificate in form and substance acceptable to Parent (“Assignment Separate from Certificate”) to the Secretary of Parent, or the Secretary’s designee, to hold such Assignment Separate from Certificate, along with the certificate(s) evidencing such Effective Time Holder’s Holdback Shares, in escrow and to take all such actions and to effectuate all such forfeitures, transfers and/or releases as are in accordance with the terms of this Agreement. 5.16.7 Except to the extent there is a forfeiture and cancellation of Holdback Shares in connection with Losses in accordance with ARTICLE VIII or pursuant to and in accordance with Section 5.8, the applicable Effective Time Holder will be shown as the registered owner of its Holdback Shares on the certificate(s) evidencing such shares and on the books and records of Parent, the Holdback Shares shall be treated by Parent as issued and outstanding Parent Common Stock, and the Effective Time Holders shall be entitled to exercise voting rights, receive allocations of taxable items, receive distributions (including tax distributions, but not including any non-taxable stock dividends, which shall be retained by Parent and included as part of the Remaining Holdback Value, serving as partial security of the indemnification obligations under ARTICLE VIII) and exercise other rights of ownership afforded with respect to Parent Common Stock under the Parent Charter Documents. To the extent any Holdback Shares are cancelled by Parent and forfeited by Effective Time Holder in connection with Losses in accordance with ARTICLE VIII or pursuant to and in accordance with Section 5.8, such forfeited shares shall no longer be considered issued and outstanding, and the Stockholders shall have no further rights in such forfeited Holdback Shares. 5.17 Registration of Shares. Within 180 days following the Closing Date, Parent shall, subject to any limitations imposed by the SEC or its staff on the number of shares that may be registered for resale by the Stockholders and subject to applicable SEC guidance, register the Closing Shares under the Securities Act for resale by the Stockholders on a registration statement on Form S-3 (assuming Parent remains eligible for the use of such form, otherwise on a Form S-1) (the “Registration Statement”) and shall include in the Registration Statement the other shares of Parent Common Stock that may be issuable under this Agreement to the Stockholders (the “Registrable Securities”). Parent shall take all necessary action to cause the Registration Statement to be declared effective by the SEC as soon as practicable after the filing thereof with the SEC (and in any event within 60 days after the filing thereof). Parent shall use its commercially reasonable efforts to keep the Registration Statement effective until the earlier of (a) such time as all Registrable Securities have been sold and (b) such time as all Registrable Securities are saleable under Rule 144 without manner of sale or volume limitations. 5.18 Parent’s Product Development Efforts. Parent will use Commercially Reasonable Efforts to achieve the clinical and regulatory objectives set forth in Annex 5.18 (each, a “Development Objective” and, collectively, the “Development Objectives”). 5.19 Parent Board. 5.19.1 Board Appointment. Parent shall take all necessary corporate action so that, effective as of immediately following the Closing, Dr. Blanchard is appointed to the board of directors of Parent as a Class III director. 36

5.19.2 Board Observer. Parent will invite one person designated by the Stockholders’ Representative and who is reasonably acceptable to Parent, which person shall initially be Robert Langer, to attend all meetings of the Parent board of directors in a nonvoting observer capacity held after the Closing Date and through the end of June 2022; provided, however, that such person shall not be permitted to attend any such meeting unless and until such person has executed a board observer agreement in form and substance reasonably acceptable to Parent. Parent shall reimburse such person for all reasonable travel and other expenses associated with attending such meetings in accordance with Parent’s policies for the same regarding its directors. 5.20 SEC Matters. 5.20.1 The Company acknowledges that Parent may be required to include financial statements relating to Parent and the Company ("SEC Financial Statements") in documents filed with the SEC by Parent pursuant to the Securities Act or the Exchange Act, and that such SEC Financial Statements may be required to be audited. 5.20.2 The Company shall cooperate with Parent, and provide Parent with access to such records and personnel of the Company as Parent may reasonably request to enable Parent, and its Representatives and accountants, to create and audit any SEC Financial Statements that Parent deems necessary. 5.20.3 The Company hereby consents to the inclusion or incorporation by reference of the SEC Financial Statements in any registration statement, report or other document of Parent to be filed with the SEC in which Parent reasonably determines that the SEC Financial Statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act. The Company shall provide Parent and its independent accountants with access to any management representation letters provided by the Company to its independent accountants, and shall facilitate such parties' efforts to obtain access to any audit work papers of the Company's independent accountants. 5.1 Listing. Parent shall use its commercially reasonable efforts, to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Merger, and to cause such shares to be approved for listing (subject to official notice of issuance). ARTICLE VI: CLOSING CONDITIONS 6.1 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Transactions (including the Merger) are subject to the satisfaction (or waiver, if permissible under applicable Law, by Parent, in its sole discretion) at or prior to the Closing of the following conditions: 6.1.1 Representations and Warranties. (a) Each of the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.6 shall have been true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing with the same force and effect as if made at the Closing and (b) disregarding all materiality, Company Material Adverse Effect, substantial compliance or similar materiality qualifications, each of the other representations and warranties set forth in ARTICLE III and each of the representations and warranties of the Stockholders set forth in the Joinders shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing with the same force and effect as if made at the Closing; provided, however, that any such representation or warranty expressly made as of a specified date shall only need to have been true on and as of such date. The Parties understand and agree that for the purposes of this Section 6.1.1 the representations and warranties shall not be deemed to have been modified by and the requirement that their accuracy meet the standards set in this Section 6.1.1 shall not be excused by, any disclosure made pursuant to Section 5.7 or and any discovery of information by Parent. 6.1.2 Performance of Obligations of Company. The Company shall have performed and complied with each of the covenants and obligations under this Agreement required to be performed and complied with by the Company on or prior to the Closing in all material respects. The Company shall have delivered to Parent all certificates and other documents that it is required to deliver to Parent pursuant to this Agreement on or prior to the Closing, including the Consideration Payment Schedule and the Company Transaction Expenses Certificate. 37

6.1.3 Third Party Consents. The Company shall have delivered to Parent all necessary consents, waivers and approvals of the Governmental Authorities and the parties to any Material Contract set forth in Schedule 6.1.3 in form and substance reasonably satisfactory to Parent. 6.1.4 Conversion of Company Preferred Stock to Company Common Stock. The Company shall have delivered to Parent written evidence, in form and substance reasonably satisfactory to Parent, that all shares of Company Preferred Stock shall have been converted to Company Common Stock. 6.1.5 Intentionally Omitted. 6.1.6 Joinders; Written Consents. Joinders and Written Consents executed by Stockholders holding at least 93% of the Fully Diluted Shares of Company Capital Stock shall have been delivered to Parent. 6.1.7 Intentionally Omitted. 6.1.8 Resignation of Officers and Directors. Unless otherwise directed by Parent in writing prior to Closing, the Company shall cause each officer and director of the Company to execute a resignation and release letter in form and substance reasonably acceptable to Parent, effective as of the Effective Time. 6.1.9 Termination of Certain Agreements. Each of the Terminated Contracts shall have been terminated effective as of the Closing pursuant to documents in form and substance reasonably satisfactory to Parent. 6.1.10 Closing Certificates. Parent shall have received each of the following: (a) Secretary’s Certificate. A certificate in form and substance reasonably acceptable to Parent, dated as of the Closing Date, signed by the Secretary of the Company for and on the Company’s behalf, certifying as to (i) the terms and effectiveness of the Company Charter Documents, (ii) the valid adoption of resolutions of the Company Board (whereby the Merger, this Agreement and the transactions contemplated hereunder were unanimously approved by the Company Board), and (iii) the valid adoption of this Agreement and approval of the Merger and of the other matters set forth in the Written Consent by the Stockholders. (b) Closing Certificate. A certificate in form and substance reasonably acceptable to Parent dated as of the Closing Date, signed by the Chief Executive Officer of the Company for and on the Company’s behalf, certifying that the conditions set forth in Sections 6.1.1, 6.1.2 and 6.1.16 have been met. (c) Good Standing Certificate. Certificate of good standing with respect to the Company issued by the Company’s jurisdiction of organization and each of the jurisdictions in which the Company does business, each dated not more than 10 days prior to the Closing Date. (d) FIRPTA Certificates. A properly executed statement and notice satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in form and substance reasonably acceptable to Parent. 6.1.11 Intentionally Omitted. 6.1.12 No Material Adverse Effect. No Company Material Adverse Effect shall have occurred. 6.1.13 280G Stockholder Approval or Disapproval. With respect to any payments and/or benefits that may constitute “parachute payments” under Section 280G of the Code with respect to any Employees, the Company shall have submitted such parachute payments to the Stockholders for approval and the Stockholders shall have (a) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (b) shall have voted upon and disapproved such “parachute payments,” and, as a consequence, such “parachute payments” shall not be paid or provided for in accordance with applicable Law. 6.1.14 Payment of all Taxes. Parent shall have received written evidence, in form and substance reasonably satisfactory to Parent, that (a) all Pre-Closing Taxes have been fully paid and (b) all outstanding 38 disputes with the IRS and any other Taxing Authority relating to the Taxes of the Company have been resolved to the satisfaction of Parent. 6.1.15 Grant. Written confirmation from the Foundation that the grant under the Grant Agreement will continue to be funded in accordance with its existing terms following the Closing and not subject to any conditions whatsoever other than those stated in the Grant Agreement as in effect on the Agreement Date. 6.1.16 Net Cash Amount. The Net Cash Amount shall be at least $[***]. 6.2 Conditions to Obligation of the Company. The obligation of the Company to effect the Transactions (including the Merger) is subject to the satisfaction (or waiver, if permissible under applicable Law, by the Company, in its sole discretion) prior to the Closing of the following conditions: 6.2.1 Representations and Warranties. (a) Each of the representations and warranties contained in Section 4.1 and Section 4.2 shall have been true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing with the same force and effect as if made at the Closing and (b) disregarding all materiality, Parent Material Adverse Effect, substantial compliance or similar materiality qualifications, each of the other representations and warranties set forth in ARTICLE IV shall have been true and correct in all material respects when made and in all material respects at and as of the Closing with the same force and effect as if made at the Closing; provided, however, that any such representation or warranty expressly made as of a specified date shall only need to have been true on and as of such date. 6.2.2 Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed and complied with each of the covenants and obligations under this Agreement required to be performed and complied with by the Company on or prior to the Closing in all material respects. 6.2.3 Closing Certificates. The Company shall have received each of the following: (a) Secretary’s Certificate. A certificate in form and substance reasonably acceptable to the Company, dated as of the Closing Date, signed by the Secretary of Parent for and on Parent’s behalf, certifying as to (i) the terms and effectiveness of Parent’s Charter Documents, and (ii) the valid adoption of resolutions of the Parent board of directors (whereby the Merger, this Agreement and the transactions contemplated hereunder were unanimously approved by the Parent board of directors). (b) Closing Certificate. A certificate in form and substance reasonably acceptable to the Company, dated as of the Closing Date, signed by the Chief Executive Officer of Parent for and on Parent’s behalf, certifying that the conditions set forth in Sections 6.2.1 and 6.2.2 have been met. 6.3 Mutual Conditions. The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Closing, of the following conditions: 6.3.1 Stockholder Approval. The Company Stockholder Approval shall have been obtained. 6.3.2 Regulatory Approvals. All approvals of Governmental Authorities required to be obtained prior to the Effective Time in connection with the Merger and the other transactions contemplated hereby shall have been obtained without any conditions thereto. 6.3.3 Listing. The shares of Parent Common Stock shall have been continually listed on Nasdaq as of and from the Agreement Date through the Closing Date and the Parent Common Stock to be issued in the Merger pursuant to this Agreement as of the Closing shall have been approved for listing on the Nasdaq Capital Market (subject to official notice of issuance) as of the Closing. Other than as disclosed on Schedule 4.5.4 and in the Parent’s Form 8-K filed with the SEC on June 27, 2019, Parent shall not have received any comment letter from the SEC or the staff thereof or any correspondence from officials of Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on Nasdaq. 6.3.4 No Litigation. No Action shall have been instituted, commenced or threatened and no Action shall be pending that seeks to or could reasonably be expected to (a) restrain, prevent, enjoin, prohibit or make illegal the consummation of the Transactions (including the Merger), (b) cause any of the Transactions (including the Merger) to be rescinded following the Closing, (c) impose limitations on the ability of the Surviving Corporation 39 to effectively conduct its business following the Closing or (d) compel any portion of the business or assets of the Company, or following the Closing, of the Parent or the Surviving Corporation, to be disposed. 6.3.5 No Orders. No Order shall be in effect (a) enjoining, restraining, preventing or prohibiting consummation of the Transactions (including the Merger), (b) causing any of the Transactions (including the Merger) to be rescinded following the Closing, (c) imposing limitations on the ability of the Surviving Corporation to effectively conduct its business following the Closing Date or (c) compelling any portion of the business or assets of the Company, or following the Closing, of the Parent or the Surviving Corporation, to be disposed. 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1 or Section 6.2 to be satisfied if the breach of its obligations under this Agreement has been a principal cause of or resulted in the failure of such condition to be satisfied. ARTICLE VII: TERMINATION 7.1 Termination. This Agreement may be terminated and the Transactions (including the Merger) abandoned at any time prior to the Closing: 7.1.1 By the mutual written consent of the Company and Parent; 7.1.2 By either the Company or Parent, upon written notice to the other Party, if the Merger shall not have been consummated on or before November 22, 2019, which date may be extended from time to time by mutual written consent of Parent and the Company (such date, as it may be so extended from time to time, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to a Party whose failure to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date; 7.1.3 By Parent or the Company, if any final and non-appealable Order has the effect of enjoining, restraining, preventing, prohibiting or making illegal the consummation of the Merger; 7.1.4 By Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions in Sections 6.1.1 or 6.1.2 would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within 10 calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions in Sections 6.1 or 6.3 for the benefit of Parent are incapable of being satisfied on or before the Outside Date; 7.1.5 By the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Sections 6.2.1 or 6.2.2 would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within 10 calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions in Sections 6.2 or 6.3 for the benefit of the Company are incapable of being satisfied on or before the Outside Date; or 7.1.6 By Parent, if a Company Material Adverse Effect occurs. 7.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 7.1, this Agreement shall become null and void (other than this Section 7.2, Sections 5.4, 5.6, and 8.4.5, and ARTICLE IX and any provision hereof that forms the basis for a claim of breach of this Agreement prior to the termination of this Agreement, all of which shall survive termination of this Agreement and remain in full force and effect), without further liability on the part of the Parties or any of their respective directors, officers or Affiliates, except that nothing shall relieve any Party from liability related to claims sounding in contract, tort or otherwise related to a material breach of this Agreement prior to the termination of this Agreement. 40

ARTICLE VIII: SURVIVAL AND INDEMNIFICATION 8.1 Survival. All representations and warranties of the Parties contained in this Agreement or any other Transaction Agreement or in any other document, certificate, schedule or instrument delivered or executed in connection hereunder or thereunder will survive the Closing until 11:59 p.m. (California time) on the date that is the 18-month anniversary of the Closing Date or such later time as such period may be extended by tolling periods and other extensions (the “Initial Survival Date”); provided however that the representations and warranties contained in (a) Section 3.9 shall survive until 11:59 p.m. (California time) on the date that is 30 days following expiration of the applicable statute of limitations; and (b) Sections 3.1, 3.2, 3.3, 3.14, 3.16 and 3.21 (collectively, the “Company Special Representations”), will survive for a period of 7 years after the Closing Date or such later time as may be extended by tolling periods and other extensions and (c) all of the covenants and agreements of the Parties contained in this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive until performed in accordance with their terms (the Initial Survival Date or the last day of any of the periods specified in clauses (a), (b) and (c), the “Survival Date”). Notwithstanding the foregoing, if a claim or notice with respect to recovery under the indemnification provisions hereof is given in accordance with the terms hereof prior to the applicable Survival Date, the claim and any representations and warranties or covenants or agreement underlying such claim, shall continue until such claim is finally resolved pursuant to the terms of this ARTICLE VIII. Notwithstanding anything to the contrary in this Agreement, claims relating to Fraud, Willful Breach or Intentional Misrepresentation shall survive indefinitely. For the avoidance of doubt, it is the intention of the Parties that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations, warranties, covenants and agreements under applicable Law. 8.2 Indemnification. 8.2.1 Indemnification by Effective Time Holders. Subject to the terms, conditions and limitations of this ARTICLE VIII: (a) From and after and by virtue of the Merger, each Effective Time Holder (severally and not jointly in accordance with such Effective Time Holder’s Pro Rata Share of any indemnifiable Loss), shall indemnify, defend and hold harmless the Parent Indemnified Persons from and against any and all Losses suffered, sustained or incurred by any such Parent Indemnified Person, whether or not involving a Third Party Claim, caused by, in connection with, as a result of or arising out of: (i) any breach of, or misrepresentation or inaccuracy (or any Third Party Claim alleging facts that, if true, would be a breach of, misrepresentation or inaccuracy) in any of the representations or warranties (other than the Company Special Representations) made by the Company in this Agreement or in any other Transaction Agreement to which it is a party, including in any certificate delivered by or on behalf of the Company pursuant hereto; (ii) any breach of, or misrepresentation or inaccuracy (or any Third Party Claim alleging facts that, if true, would be a breach of, misrepresentation or inaccuracy) in any of the Company Special Representations; (iii) any breach of or failure to perform any covenant or agreement of the Company provided for in this Agreement or any other Transaction Agreement; (iv) (A) any Tax imposed on the Company for a Pre-Closing Tax Period, (B) any Tax of any member of an affiliated, combined, consolidated, or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any similar state, local, or foreign law), (C) any Tax for a Pre-Closing Tax Period of any Person for which the Company is liable as a transferee or successor, by contract, pursuant to any Law or otherwise, (D) the liability of the Effective Time Holders for Transfer Taxes pursuant to Section 5.8, (E) any and all Taxes resulting from a breach of a covenant of the Effective Time Holders or the Stockholders’ Representative contained in Section 5.8; (F) any and all Taxes imposed on the Effective Time Holders resulting from or attributable to the Merger, and (G) any and all interest, penalties, additions, costs or similar items related to or associated with any of the foregoing; 41

(v) any misrepresentation or inaccuracy in, or any omission from, the Consideration Payment Schedule, including any amounts set forth therein that are paid to a Person in excess of the amounts that such Person is entitled to receive pursuant to the terms of this Agreement or any amounts that a Person was entitled to receive pursuant to the terms of this Agreement that were omitted from the Consideration Payment Schedule; (vi) any appraisal rights exercised by any Stockholder; (vii) any Liabilities relating to or arising out of any “excess parachute payments” within the meaning of Section 280G of the Code; (viii) any matter related to the Keratin Transactions; (ix) any Liabilities relating to any Company Transaction Expense that is not included in the Company Transaction Expenses Certificate; (x) any Securityholder Matters; or (xi) any Fraud, Willful Breach or Intentional Misrepresentation committed by any Stockholder or the Company, including any director, officer or employee of the Company, in connection with the negotiation and execution of this Agreement or the other Transaction Agreements and the consummation of the Transactions (including the Merger). (b) From and after and by virtue of the Merger, each Effective Time Holder severally and not jointly shall indemnify, defend and hold harmless the Parent Indemnified Persons from and against any and all Losses suffered, sustained or incurred by any such Parent Indemnified Person, whether or not involving a Third Party Claim, caused by, in connection with, as a result of or arising out of: (i) any breach of, or misrepresentation or inaccuracy (or any Third Party Claim alleging facts that, if true, would be a breach of, misrepresentation or inaccuracy) in any of the representations or warranties made by such Effective Time Holder in his, her or its Joinder or in any other Transaction Agreement to which he, she or it is a party; and (ii) any breach of or failure by such Effective Time Holder to perform any covenant or agreement of such Effective Time Holder provided for in its Joinder. 8.2.2 Indemnification by the Parent. Subject to the terms, conditions and limitations of this ARTICLE VIII, Parent shall indemnify, defend and hold harmless the Stockholder Indemnified Persons from and against any and all Losses suffered, sustained or incurred by such Stockholder Indemnified Person, whether or not involving a Third Party Claim, caused by, in connection with, as a result of or arising out of: (a) any breach of, or misrepresentation or inaccuracy in, any of the representations or warranties made by Parent or Merger Sub in this Agreement, including in any certificate delivered by or on behalf of Parent or Merger Sub pursuant hereto; and (b) any breach of or failure to perform any covenants or agreements of Parent or Merger Sub provided for in this Agreement or any other Transaction Agreement to which it is a party; provided, however, that notwithstanding anything in this Agreement to the contrary, neither Parent nor the Surviving Corporation shall be liable to any Effective Time Holder for any payment inaccuracy if such payment is made in accordance with the Consideration Payment Schedule. 8.2.3 General Limitations on Claims. Notwithstanding the foregoing: (a) the aggregate amount that may be recovered by (i) the Parent Indemnified Persons for Losses under Section 8.2.1(a)(i) shall not exceed the Cap Amount, and (ii) the Stockholder Indemnified Persons for Losses under Section 8.2.2(a) shall not exceed the Cap Amount; provided, however, that the indemnification obligations of the Effective Time Holders and Parent with respect to Losses arising from or relating to any Fraud, Willful Breach or Intentional Misrepresentation shall not be subject to the Cap Amount (provided, further, however, that no Effective Time Holder who did not (a) commit or make such Fraud, Willful 42

Breach or Intentional Misrepresentation, or (b) have actual knowledge of such Fraud, Willful Breach or Intentional Misrepresentation, shall have any liability to any Indemnified Person in connection with any such Fraud, Willful Breach or Intentional Misrepresentation in excess of such Effective Time Holder’s Pro Rata Share of the Cap Amount); (b) solely for purposes of determining the amount of any Losses indemnifiable hereunder, all qualifications or exceptions in any representation or warranty, or covenant, referring to the terms “material,” “materiality,” “in all material respects,” “Company Material Adverse Effect,” or “Parent Material Adverse Effect” shall be disregarded; and (c) notwithstanding anything in this Agreement to the contrary, Losses to be paid pursuant to this ARTICLE VIII shall not include punitive damages except to the extent such damages are actually paid to a third party. 8.2.4 Stockholder Limitation. Except with respect to Losses by reason of any claims brought on the basis of Fraud, Willful Breach or Intentional Misrepresentation, in no event shall the Parent Indemnified Persons have the right under this Agreement to recover from any Effective Time Holder any amounts in excess of the Closing Shares and any Contingent Consideration paid or payable to such Effective Time Holder hereunder. 8.3 Claims for Indemnification; Resolution of Conflicts. 8.3.1 Direct Claims for Indemnification. Subject to the limitations set forth above, any Parent Indemnified Person or Stockholder Indemnified Person (as represented by Stockholders’ Representative) (each, an “Indemnified Person”) may seek recovery of Losses pursuant to this Section 8.3.1 not involving a Third Party Claim by delivering to Stockholders’ Representative (on behalf of the Stockholder Indemnifying Parties) or Parent (each, an “Indemnifying Party”, in the case of the Stockholders’ Representative, except for obligations to make or rights to receive any payments, which obligations and rights shall belong solely to the Stockholder Indemnifying Parties) as applicable, a notice (a) stating that an Indemnified Person has paid, sustained, suffered or incurred a Loss, and (b) specifying in reasonable detail the nature of the Loss, including an estimate (if reasonably apparent) of the amount of the Loss (each, an “Indemnification Claim Notice”); provided, however that (1) the Indemnification Claim Notice need only specify such information to the knowledge of such Indemnified Person as of the date such Indemnification Claim Notice is delivered, (2) shall not limit any of the rights or remedies of any Indemnified Person except to the extent that a material omission or misstatement was knowingly made in bad faith by such Indemnified Person and the Indemnifying Party shall have been materially prejudiced thereby and (3) may be updated and amended from time to time by the Indemnified Person by delivering an updated or amended Indemnification Claim Notice as provided for in the preceding sentence. All claims for indemnification under this Section 8.3 (i) by any Stockholder Indemnified Person may only be made on behalf of such Stockholder Indemnified Person by Stockholders’ Representative and (ii) against any Stockholder Indemnifying Party shall be addressed to Stockholders’ Representative. The Indemnifying Party may object to a claim for indemnification set forth in an Indemnification Claim Notice by delivering a notice (an “Objection Notice”) to the Indemnified Person seeking indemnification within 30 days of the delivery of the applicable Indemnification Claim Notice (the “Indemnification Claim Objection Deadline”), setting forth in reasonable detail the objections to the claim. If the Indemnifying Party either notifies the applicable Indemnified Person that it does not object or does not object in writing by the Indemnification Claim Objection Deadline, such failure to so object shall be an irrevocable acknowledgment that the Indemnified Person is entitled to the full amount of the claims set forth in such Indemnification Claim Notice (any such claim, an “Unobjected Claim”). In the event the amount of Losses recoverable by any Parent Indemnified Person in respect of any Unobjected Claim is equal to or less than the value of the Holdback Shares that remain restricted pursuant to this Agreement and that have not previously been forfeited by the Effective Time Holders in satisfaction of a prior indemnifiable claim hereunder (any such Holdback Shares, as of a particular date, the “Remaining Holdback Shares,” and any such amount, together with any non-taxable unit dividends paid in respect of Holdback Shares, as of a particular date, the “Remaining Holdback Value”), Parent shall be entitled to cancel, and Effective Time Holders shall forever forfeit, based on such Effective Time Holder’s Pro Rata Share, any right to such number of Holdback Shares pursuant to this Agreement equal to the amount of the Losses with respect to the claims in accordance with the terms of this Agreement. In the event the amount of Losses recoverable by any Parent Indemnified Persons in respect of any Unobjected Claim exceeds the value of the Remaining Holdback Value, or if such Unobjected Claim relates to a claim for recovery directly from an Indemnifying Party, (i) first, Parent shall cancel the number of remaining 43

Holdback Shares held by the Effective Time Holders, based on each such Effective Time Holder’s Pro Rata Share, as corresponds to the amount of such Losses represented by the Remaining Holdback Value, unless the Unobjected Claims relates to a claim for recovery directly from an Indemnifying Party in the first instance and (ii) second Parent shall use commercially reasonable efforts to, within 10 Business Days after the Indemnification Claim Objection Deadline or as promptly as reasonably practicable thereafter, notify the Indemnifying Parties of their indemnification obligations with respect to such Unobjected Claim, and each such Indemnifying Party shall promptly, and in no event later than 15 Business Days after delivery of any such notice by Parent to such Indemnifying Party, wire transfer to Parent, on behalf of the applicable Indemnified Parties, an amount of cash equal to the amount of Losses so owed by such Indemnifying Party based on such Effective Time Holder’s Pro Rata Share and not otherwise satisfied by forfeiture of Holdback Shares pursuant to clause (i) above. 8.3.2 Resolution of Conflicts. (a) If an Indemnifying Party timely delivers an Objection Notice in accordance with Section 8.3.1, the Indemnifying Party and the Indemnified Person(s) shall attempt in good faith for 30 days to resolve such dispute. If the Indemnifying Party and the Indemnified Person(s) reach an agreement with respect to such dispute, a memorandum setting forth such agreement shall be prepared and signed by the parties (a “Settlement Memorandum”). (b) If the Indemnifying Party and the Indemnified Person(s) are unable to resolve such dispute during such 30-day period, any party to such dispute may institute dispute resolution proceedings in accordance with Sections 9.13 and 9.14 with respect to the matter. Any final and non-appealable written decision, judgment or award rendered by a court of competent jurisdiction as to the validity and amount of any claim in such Indemnification Claim Notice shall be final, binding, and conclusive upon the parties to such dispute and any other Indemnifying Parties and Indemnified Persons. 8.3.3 Third-Party Claims. (a) In the event that any Action is instituted, or that any claim is asserted, by any Person not party to this Agreement in respect of an indemnifiable matter hereunder (a “Third Party Claim”), the Indemnified Person seeking indemnification for any related Loss shall notify the Indemnifying Party of any such Action or claim promptly after receiving notice thereof (each, a “Third Party Indemnification Claim Notice”); provided, however, that no delay on the part of the Indemnified Person in giving any such notice shall relieve an Indemnifying Party of any indemnification obligations unless, and only to the extent that, such Indemnifying Party is actually and materially prejudiced by such delay and then only to the extent of such prejudice. Subject to the provisions of this Section 8.3.3, and assuming the Indemnified Person does not have the right to elect or does not choose to elect in its Third Party Indemnification Claim Notice to assume the defense of the Third Party Claim in accordance with clause (d) of this Section 8.3.3, the Indemnifying Party shall be entitled at its own expense (in the case of the Stockholders’ Representative, solely on behalf of the Effective Time Holders) to conduct and control the defense and settlement of such Third Party Claim on behalf of the Indemnified Person through counsel chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Person if the Indemnifying Party notifies the Indemnified Person in writing within 30 days (or sooner, if the nature of the Third Party Claim so requires) of its intent to do so and confirms that the Indemnifying Party shall be obligated to indemnify the Indemnified Person against all resulting Losses in accordance with this Agreement. If the Indemnifying Party does not elect within 30 days (or sooner, if the nature of the Third Party Claim so requires) to defend against, negotiate, settle or otherwise deal with any Third Party Claim, the Indemnified Person may defend against, negotiate, settle or otherwise deal with such Third Party Claim with counsel of its choice at the expense of the Indemnifying Party. (b) If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim: (i) the Indemnifying Party shall use its commercially reasonable efforts to defend such Third Party Claim; (ii) the Indemnified Person, prior to the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions to preserve any and all rights with 44 respect to such matter, without such actions being construed as a waiver of the Indemnified Person’s rights to defense and indemnification pursuant to this Agreement and without such actions being determinative of the amount of any indemnifiable Losses, except to the extent the Indemnifying Party’s ability to defend such action is actually and materially prejudiced by such actions; and (iii) the Indemnified Person may participate in the defense of such Third Party Claim with separate counsel at its own expense or, if so requested by the Indemnifying Party or, if in the reasonable opinion of counsel to the Indemnified Person, a conflict or potential conflict exists between the Indemnified Person and the Indemnifying Party that would make such separate representation advisable, at the reasonable expense of the Indemnifying Party (in the case of the Stockholders’ Representative, solely on behalf of the Effective Time Holders). (c) In connection with this Section 8.3.3, the Parties agree to: (i) cooperate with each other in connection with the defense, negotiation or settlement of any such Third Party Claim; (ii) make available witnesses in a timely manner to provide testimony through declarations, affidavits, depositions, or at hearing or trial and to work with each other in preparation for such events consistent with deadlines dictated by the particular Third Party Claim; (iii) preserve all documents and things required by litigation hold orders pending with respect to particular Third Party Claims; and (iv) provide such documents and things to each other, consistent with deadlines dictated by a particular matter, as required by legal procedure or court order, or if reasonably requested by another Party hereto; provided that such cooperation referenced in clauses (i) through (iv) shall not be required if it could reasonably be expected to result in a waiver of any attorney-client, work product or other privilege, and provided further that the Parties shall use commercially reasonable efforts to avoid production of confidential information (consistent with Law), and to cause all communications among Employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges. (d) Except as permitted in this Section 8.3.3, the Indemnifying Party shall not, without the written consent of the Indemnified Person(s) (such consent not to be unreasonably conditioned, withheld or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment (each a “Settlement”); provided, however, that an Indemnified Person’s written consent shall not be required if (i) the claimant provides such Indemnified Person an unqualified release from all liability in respect of the Third Party Claim, (ii) such Settlement does not impose any additional liabilities or obligations on the Indemnified Person and (iii) with respect to any non-monetary provision of such Settlement, such provisions could not have, or be reasonably expected to have, any adverse effect on the business, assets, financial condition or results of operations of the Indemnified Person and its Subsidiaries, if any. Any Settlement or compromise that does not comply with the preceding sentence shall not be determinative of the amount of Losses with respect to any related claims for indemnification pursuant to this ARTICLE VIII. The costs incurred by Stockholders’ Representative pursuant to participating in the defense of any Third Party Claims shall constitute Stockholders’ Representative Expenses. (e) Notwithstanding anything to the contrary in this Agreement, if (i) a Third Party Claim seeks relief other than the payment of monetary damages, (ii) the subject matter of a Third Party Claim relates to the ongoing business of the Indemnified Person, which Third Party Claim, if decided against the Indemnified Person, could adversely affect the ongoing business of the Indemnified Person, (iii) the claim for indemnification relates to or arises in connection with any criminal proceeding, action or indictment, or (iv) the Indemnified Person reasonably concludes that the amount of the Third Party Claim and associated defense costs shall exceed the limits on the Indemnifying Party’s obligations under Section 8.2.3(a) or the Indemnifying Party’s financial resources available to defend against the Third Party Claim, then, in each such case, the Indemnified Person alone shall be entitled to contest, defend and settle such Third Party Claim. If the Indemnified Person elects to exercise such right to contest, defend and settle such Third Party Claim, 45 then the Indemnified Person shall notify the Indemnifying Party of such election within 30 days of the later of (x) receiving the applicable Third Party Indemnification Claim Notice or (y) the occurrence of the event giving rise to the Indemnified Person’s right to make such election pursuant to clause (i), (ii) or (iii) of this Section 8.3.3(e). In such event, the Indemnified Person shall instead have the right to be represented by counsel of its choice (of which it shall notify the Indemnifying Party) at the Indemnifying Party’s reasonable expense and to defend against, negotiate, settle or otherwise deal with any Third Party Claim. If the Indemnified Person elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim, then (1) the Indemnified Person shall use its commercially reasonable efforts to defend such Third Party Claim, conduct such defense in a good faith and reasonably diligent manner, keep the Indemnifying Party reasonably informed of the status of such defense, and use commercially reasonable efforts to cooperate with the Indemnifying Party with respect to such defense during the course of such defense, and (2) the Indemnifying Party may participate, at its own expense (in the case of the Stockholders’ Representative, solely on behalf of the Effective Time Holders), in the defense of such Third Party Claim. If the Indemnified Person does not elect to contest, defend and settle such Third Party Claim, then the Indemnifying Party shall then have the right to contest and defend such Third Party Claim as described above in Section 8.3.3(a). Notwithstanding the foregoing, any Third Party Claims in respect of Taxes shall be governed by Section 5.8.3 rather than this Section 8.3.3. 8.3.4 Claims Unaffected by Investigation. The right of an Indemnified Person to indemnification or to assert or recover on any claim hereunder shall not be affected by any investigation conducted with respect to, or any knowledge acquired or capable of being acquired, at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of or compliance with any of the representations, warranties, covenants, or agreements set forth in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on such representation, warranty, covenant or agreement. 8.3.5 Surviving Corporation. The Parties acknowledge and agree that if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any misrepresentation or inaccuracy in or breach of any representation, warranty, covenant or agreement, then (without limiting any of the rights of the Surviving Corporation as an Indemnified Person) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Losses as a result of and in connection with such misrepresentation, inaccuracy or breach. 8.3.6 Cumulative Remedies. The rights of the Parent Indemnified Persons and the Stockholder Indemnified Persons under this ARTICLE VIII are cumulative, and each Parent Indemnified Person and Stockholder Indemnified Person shall have the right in its sole discretion to enforce any provision of this ARTICLE VIII without regard to the availability of any other remedy under any other provision of this Agreement. 8.3.7 Indemnification Adjusts Merger Consideration for Tax Purposes. Each Party shall, including retroactively, treat indemnification payments under this Agreement as adjustments to the Closing Shares and Contingent Consideration for Tax purposes to the extent permitted under applicable Law. 8.3.8 No Subrogation. No Effective Time Holder shall make any claim for indemnification against either the Parent Indemnified Persons or the Surviving Corporation based on the fact that such Effective Time Holder was a controlling person, director, Employee or agent of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to Law, a Charter Document, a Contract or otherwise) with respect to any claim brought by a Parent Indemnified Person against any Effective Time Holder under or relating to this Agreement or any other Transaction Agreement or the Transactions. With respect to any claim brought by a Parent Indemnified Person against any Effective Time Holder under or relating to this Agreement, any Transaction Agreement or the Transactions, each Effective Time Holder expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any indemnification obligation or any other liability to which such Effective Time Holder may become subject under or in connection with this Agreement. 8.3.9 Set-Off. In addition to the remedy of set-off or other similar rights that Parent or any Parent Indemnified Persons may have under common law or otherwise, Parent shall have the right to withhold and 46 deduct any sum that may be owed to any Parent Indemnified Person under this ARTICLE VIII from any amount otherwise payable to any Effective Time Holder under any Transaction Agreement, including this Agreement and the agreements entered into in connection with the Transaction. 8.3.10 Holdback Shares. (a) If any Holdback Shares are used to satisfy any such indemnification obligations, the value of each Holdback Share so used shall be deemed to be the 5-Day Average over the five consecutive trading days ending on the trading day immediately prior to the applicable claim is settled. (b) The value of the Holdback Shares, as determined in accordance with Section 8.3.10(a), shall be available to compensate the Parent Indemnified Persons for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this ARTICLE VIII, which compensation will occur through the forfeiture and cancellation of the Holdback Shares in accordance with this Section 8.3.10. Each claim for Losses that is to be satisfied through the forfeiture of a portion or all of the Holdback Shares pursuant to this ARTICLE VIII shall be satisfied, as to each Indemnifying Party, by the forfeiture and cancellation of such Indemnifying Party’s Holdback Shares with a value equal to such Indemnifying Party’s Pro Rata Share of the Losses to be so satisfied. Until and unless the Holdback Shares are released to the Indemnifying Parties pursuant to Section 8.3.10(c), the Indemnifying Parties’ shall, and do hereby, pledge and grant a security interest in the Holdback Shares to Parent on its own behalf and on behalf of the other Indemnified Parties. Each Effective Time Holder will take all such actions to effectuate all forfeitures and cancellations of any Holdback Share in accordance with the terms of this Agreement. (c) On the 18 month anniversary of the Effective Date (the “Holdback Shares Release Date”), the Remaining Holdback Shares, if any, less that number of Holdback Shares that is determined, in the reasonable judgment of Parent, to be necessary to satisfy all unsatisfied or disputed claims for indemnification delivered to the Stockholders’ Representative on or prior to the Holdback Shares Release Date (each, an “Unresolved Claim”), after taking into account any non-taxable stock dividends retained by Parent pursuant to Section 5.16.7 which shall also be retained pending resolution of all Unresolved Claims (any such shares, the “Unresolved Claim Holdback Shares”), shall be released by Parent to the Effective Time Holders in proportion to their Pro Rata Share of the Remaining Holdback Value. The Unresolved Claim Holdback Shares shall remain “Holdback Shares” past the Holdback Shares Release Date subject to this Section 8.3.10(c). Any Unresolved Claim Holdback Shares that are not forfeited by the Effective Time Holders and cancelled by Parent based on an award to Parent upon the resolution of all Unresolved Claims, shall be immediately released from such restrictions following resolution of such Unresolved Claims and any non- taxable stock dividends that continue to be retained by Parent pursuant to Section 5.16.7 and this Section 8.3.10(c) and not awarded to Parent upon the resolution of such Unresolved Claims shall be distributed by Parent to the Effective Time Holders as soon as practicable (and in no event later than five Business Days) following resolution of such Unresolved Claims, whereupon such shares will no longer be Holdback Shares. 8.4 Stockholders’ Representative. 8.4.1 Appointment. By voting in favor of the adoption of this Agreement, or by virtue of approving the principal terms of the Merger, the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, and/or the execution of the Joinders or the Letter of Transmittal, each Effective Time Holder shall be deemed to irrevocably nominate, constitute and appoint, and hereby irrevocably nominates, constitutes and appoints, Shareholder Representative Services LLC as the Stockholders’ Representative for all purposes in connection with this Agreement and the agreements ancillary hereto, including, with full power of substitution, to act in the name, place and stead of the Effective Time Holders for purposes of executing any documents and taking any actions that Stockholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under this ARTICLE VIII or set-off in satisfaction of claims. Shareholder Representative Services LLC hereby accepts its appointment as Stockholders’ Representative. 8.4.2 Authority. The Effective Time Holders grant to Stockholders’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of each such Effective Time Holder (in the name of any 47 or all of the Effective Time Holders or otherwise) any and all documents that Stockholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as Stockholders’ Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by this Section 8.4. Notwithstanding anything to the contrary in this Agreement or in any other Transaction Agreement: (a) each Parent Indemnified Person shall be entitled to deal exclusively with Stockholders’ Representative on all matters relating to any claim for indemnification, compensation, reimbursement or set off under this Agreement; and (b) Parent, each Parent Indemnified Person and each Effective Time Holder shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Effective Time Holder by Stockholders’ Representative and on any other action taken or purported to be taken on behalf of any Effective Time Holder by Stockholders’ Representative as fully binding upon such Effective Time Holder. A decision, act, consent or instruction of Stockholders’ Representative, including an amendment, extension or waiver of this Agreement in accordance with its terms shall constitute a decision of the Effective Time Holders and shall be final, binding and conclusive upon the Effective Time Holders. Parent, Merger Sub, and the Surviving Corporation may rely upon any such decision, act, consent or instruction of Stockholders’ Representative as being the decision, act, consent or instruction of the Effective Time Holders. Parent, Merger Sub, and the Surviving Corporation are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Stockholders’ Representative. 8.4.3 Power of Attorney. The Effective Time Holders recognize and intend that the power of attorney granted to the Stockholders’ Representative: (a) is coupled with an interest and is irrevocable; (b) may be delegated by Stockholders’ Representative; and (c) shall survive the death, dissolution or incapacity, as applicable, of each of the Effective Time Holders. 8.4.4 Replacement. If Stockholders’ Representative is dissolved, resigns or is otherwise unable to fulfill its responsibilities hereunder, the Effective Time Holders shall (by consent of those Persons entitled to at least a majority of the Total Merger Consideration), within 10 days after such dissolution, resignation or inability, appoint a successor Stockholders’ Representative reasonably satisfactory to Parent. Any such successor shall succeed the former Stockholders’ Representative as Stockholders’ Representative hereunder. If for any reason there is no Stockholders’ Representative at any time, all references herein to Stockholders’ Representative shall be deemed to refer to the Effective Time Holders who may take action by the written consent of Persons entitled to at least a majority of the Total Merger Consideration. 8.4.5 Indemnification; Stockholders’ Representative Expenses. The Stockholders’ Representative will incur no liability of any kind with respect to any action or omission by the Stockholders’ Representative in connection with the Stockholders’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Stockholders’ Representative’s gross negligence or willful misconduct. The Stockholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Effective Time Holders will indemnify, defend and hold harmless the Stockholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Stockholders’ Representative Expenses”) arising out of or in connection with the Stockholders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Stockholders’ Representative Expense is suffered or incurred; provided, that in the event that any such Stockholders’ Representative Expense is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholders’ Representative, the Stockholders’ Representative will reimburse the Effective Time Holders the amount of such indemnified Stockholders’ Representative Expense to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholders’ Representative by the Effective Time Holders, any such Stockholders’ Representative Expenses may be recovered by the Stockholders’ Representative from (i) the funds in the Expense Fund, (ii) from any Holdback Shares at such time as such shares would otherwise be distributable to the Effective Time Holders, and (iii) from any Contingent Consideration Payments at such time as any such amounts would otherwise be distributable to the Effective Time Holders; provided, that while this section allows the Stockholders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Effective Time Holders from their obligation to promptly pay such Stockholders’ Representative Expenses as they are suffered or incurred, nor does it prevent 48 the Stockholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholders’ Representative be required to advance its own funds on behalf of the Effective Time Holders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Effective Time Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholders’ Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholders’ Representative or the termination of this Agreement. 8.4.6 Expense Fund. Upon the first Contingent Consideration payment made to the Effective Time Holders (if any), a portion of such Contingent Consideration payment in the amount of US$[***] (the “Expense Fund”) will be diverted to the Stockholders’ Representative, which will be used for the purposes of paying directly, or reimbursing the Stockholders’ Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Effective Time Holders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholders’ Representative’s responsibilities, the Stockholders’ Representative shall disburse any remaining balance of the Expense Fund to the Effective Time Holders based on such Effective Time Holders’ Pro Rata Share, except in the case of payments to employees or former employees of the Company for which employment tax withholding is required, which such amounts shall be delivered to Parent or the Surviving Corporation and paid through Parent’s or Surviving Corporation’s payroll processing service or system. For tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Effective Time Holders at the time the Expense Fund is delivered to the Stockholders’ Representative. The parties agree that the Stockholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund. ARTICLE IX: GENERAL PROVISIONS 9.1 Notices. All notices, waivers, consents and other communications to any Party hereunder shall be in writing and shall be deemed given (a) when personally delivered, (b) when delivery is electronically confirmed, if sent by facsimile or email, (c) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with proof of receipt or (d) three Business Days after being sent by registered or certified mail, return receipt requested and postage prepaid, in each case to the Parties at the address, or if applicable, facsimile number or email address following such Party’s name below or such other address, facsimile number or email address as such Party may subsequently designate to the other Parties by notice in accordance with this Section 9.1: If to Parent or Merger Sub, to: Daré Bioscience, Inc. 3655 Nobel Drive, Suite 260 San Diego, CA 92122 Attention: Sabrina Martucci Johnson, CEO Email: [***] If to the Company before Closing, to: Microchips Biotech, Inc. 128 Spring Street, Suite 310 Lexington, MA 02421 Attention: Chief Executive Officer Email: [***] 49

If to the Stockholders’ Representative or to the Effective Time Holders after Closing, to: Shareholder Representative Services LLC 950 17th Street, Suite 1400 Denver, CO 80202 Attention: Managing Director Email: [***] Facsimile: [***] Telephone: [***] with a copy that shall not constitute notice, to: David Saul, Esq. Vistegy Law, P.C. 1001 Laurel Street, Suite C San Carlos, CA 94070 Email: [***] Telephone: [***] 9.2 Assignment and Succession. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the Parties without the written consent of the other Parties, except that Parent or Merger Sub may, without the prior consent of any other Party, (a) assign any or all of its rights, interests and obligations under this Agreement to any Affiliate of Parent, (b) assign this Agreement and any of its rights and obligations hereunder to the purchaser of all or substantially all of its equity securities or assets by merger, contract or otherwise in one transaction or a series of related transactions and (c) collaterally assign this Agreement to any lender; provided that no such assignment shall relieve the assigning party of any of its obligations hereunder. Any assignment of this Agreement or any of the rights, interests or obligations hereunder not permitted under this Section 9.2 shall be null and void ab initio. Subject to the foregoing terms of this Section 9.2, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. 9.3 Amendment or Supplement. Subject to the requirements of applicable Law, this Agreement may be amended at any time by execution of an instrument in writing identifying itself as an amendment signed, when amended prior to the Closing, by Parent, Merger Sub and the Company and, when amended on or after the Closing, by Parent and Stockholders’ Representative. For purposes of this Section 9.3, the Stockholders have agreed pursuant to the Joinders that any amendment of this Agreement shall be binding on and enforceable against them, whether or not they have signed this Agreement or such amendment. 9.4 Waivers. No waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed by the Party against whom the waiver is to be effective. No failure on the part of any Party in exercising any right, privilege or remedy hereunder and no delay on the part of any Party in executing any right, privilege or remedy under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right hereunder. No notice to or demand on a Party made hereunder shall operate as a waiver of any right of the Party giving such notice or making such demand to take further action without notice or demand as permitted hereunder. 9.5 Entire Agreement. This Agreement, including the Annexes, Schedules and Exhibits hereto and the other documents referred to herein which form a part hereof, the Confidentiality Agreement and the Joinders, contain the entire understanding of the Parties with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous, agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) between the Parties with respect to such subject matter (other than the Confidentiality Agreement and the Joinders). 9.6 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under this Agreement, except that after the Effective Time, Parent Indemnified Persons and Stockholder Indemnified 50

Persons shall be third party beneficiaries for purposes of enforcing the rights granted to such Parent Indemnified Persons and Stockholder Indemnified Persons under Section 8.2. For the avoidance of doubt, no consent of any Indemnified Person shall be necessary to amend any provision of this Agreement. 9.7 Remedies Cumulative. All rights and remedies of each of the Parties shall be cumulative and the exercise of any one or more rights or remedies shall not preclude the exercise of any other right or remedy available hereunder or under applicable Law. 9.8 Specific Performance. The Parties agree that Parent and Merger Sub would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company could not be compensated adequately by monetary damages alone. Accordingly, the Parties agree that, in addition to any other remedy to which they may be entitled to at Law or in equity, Parent and Merger Sub shall be entitled to seek temporary, preliminary and/or permanent injunctive relief or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the right of Parent to compel the other Parties to cause the Merger to be consummated on the terms and subject to conditions set forth in this Agreement) without having to prove irreparable harm or that monetary damages would be inadequate. The Company expressly waives any requirement under any Law that Parent or Merger Sub obtain any bond or give any other undertaking in connection with any action seeking injunctive relief or specific performance of any of the provisions of this Agreement. The Company further agrees that in the event of any action for specific performance relating to this Agreement or the Merger, it shall not assert and hereby waives the defense that a remedy at Law would be adequate or that specific performance is not an appropriate remedy for any reason in Law or equity. 9.9 Severability. If a court of competent jurisdiction finds that any term of this Agreement is invalid, illegal or unenforceable under any Law or public policy, the other terms of this Agreement shall remain in full force and effect if the economic and legal substance of this Agreement and the Merger shall not be affected in any manner materially adverse to any Party. Any such term found to be illegal, invalid or unenforceable only in part or in degree shall remain in full force and effect to the extent not invalid, illegal or unenforceable. Upon the determination that any term is invalid, illegal or unenforceable, the Parties intend that such term shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent possible under applicable Law and compatible with the consummation of the Transactions as originally intended. 9.10 Costs and Expenses. Except as otherwise specified herein, whether or not the Merger is consummated, each Party shall pay all costs and expenses it has incurred in connection with this Agreement and the Merger. 9.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original copy of this Agreement and all of which, when taken together, shall constitute one instrument. The exchange by email of a PDF of a handwritten original signature or signatures to the other Parties shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original signature for all purposes. 9.12 Governing Law. This Agreement and all claims or causes of action (whether sounding in contract or tort) arising under or related to this Agreement, shall be governed by and construed in accordance with, the Laws of the State of Delaware, without regard to any rule or principle that might refer the governance or construction of this Agreement to the Laws of another jurisdiction. 9.13 Exclusive Jurisdiction; Venue; Service of Process. In any action or proceeding between any of the Parties arising under or related to this Agreement, the other Transaction Agreements or the Merger, each of the Parties (a) knowingly, voluntarily, irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent that such court does not accept jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of any such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 9.13, (c) waives any objection to the laying of venue of any such action or proceeding in such courts, including any objection that any such action or proceeding has been brought in an inconvenient forum or that the court does not have jurisdiction over any Party and (d) agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 9.1. The Parties agree that any Party may commence 51 a proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. 9.14 JURY TRIAL. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND UNDER THE PROFESSIONAL ADVICE OF COUNSEL WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL ACTION OR PROCEEDING BETWEEN OR AMONG ANY OF THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION AGREEMENTS OR THE MERGER. * * * [signature pages follow] 52

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written. DARÉ BIOSCIENCE, INC. By: /s/ Sabrina Martucci Johnson Name: Sabrina Martucci Johnson Title: President and CEO MC MERGER SUB, INC. By: /s/ Sabrina Martucci Johnson Name: Sabrina Martucci Johnson Title: President and CEO [Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written. Microchips Biotech, Inc. By: /s/ Cheryl Blanchard Name: Cheryl Blanchard Title: Chief Executive Officer [Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written. SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholders’ Representative By: /s/ Sam Riffe Name: Sam Riffe Title: Managing Director [Signature Page to Agreement and Plan of Merger]

ANNEX A CERTAIN DEFINED TERMS “5-Day Average” means the arithmetic average of the closing price of Parent Common Stock (as reported on https://www.nasdaq.com/market-activity/stocks/dare/historical or any successor website thereto) over the applicable five consecutive trading day period. “Action” means any claim, controversy, suit, action or cause of action, litigation, arbitration, investigation, opposition, interference, audit, hearing, demand, assessment, complaint, citation, proceeding, order or other legal proceeding (whether sounding in contract or tort or otherwise, whether civil, criminal, administrative or otherwise and whether brought at law or in equity or under arbitration or administrative regulation) and any written notice of violation, notice of potential responsibility or any notice alleging liability. “Acquired Product” means any product, the manufacture, use, or sale of which, is Covered by a Valid Claim within the Company Patents. “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. “Annual Net Sales” means total Net Sales made within any given calendar year. “Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in San Diego, California are authorized or required by Law or order to remain closed. “Cap Amount” means the Total Merger Consideration. “CERCLA” is defined within the definition of “Environmental Laws” below. “Change of Control Payment” means (a) any bonus, severance or other payment that is created, accelerated, accrues or becomes payable by the Company to any present or former director, stockholder, Employee or Consultant, including pursuant to an employment agreement, Plan or any other Contract, including any Taxes payable on or triggered by any such payment and (b) without duplication of any other amounts included within the definition of Company Transaction Expenses, any other payment, expense or fee that accrues or becomes payable by the Company to any Governmental Authority or other Person under any Law or Contract, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals, in each case of each of (a) and (b) as a result of, in connection with the execution and delivery of the Agreement or any other Transaction Agreement or the consummation of the Transactions (including the Merger). “Charter Documents” means, with respect to any entity, the articles of incorporation and bylaws or similar organizational documents of such entity. “Clinical Development Milestone” means any of the following Milestone Events: Completion of successful Phase I Clinical Trial, Completion of successful Phase II Clinical Trial, and Completion of first Phase III Clinical Trial that meets criteria required for submission of an NDA. “Closing Cash” means the fair market value of all cash and cash equivalents held by the Company as of the Closing (before taking into account the consummation of the Merger), determined in accordance with the Sample Calculation. “Closing Shares” means 3,000,000 shares of Parent Common Stock. “Code” means the United States Internal Revenue Code. “Commercial Milestone” means a Milestone identified as a “Commercial” Milestone in Annex 2.12.3. Annex A-1

“Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by Parent with respect to a particular Development Objective, reasonable, good faith efforts and resources to accomplish the Development Objective that a US-based pharmaceutical company of similar size and market capitalization would normally use to accomplish a similar objective under similar circumstances when developing a product candidate owned by it or to which it has exclusive rights, which has been designated by the FDA as a combination drug- device product with the Center for Drug Evaluation and Research (CDER) designated as the lead reviewing division and has product characteristics similar to the system referred to by the Company as the “Gum-stick System” and is indicated for women’s reproductive health. Without limiting the foregoing, but for the sake of clarity, the determination as to whether Parent has used Commercially Reasonable Efforts with respect to a Development Objective shall take into account all relevant factors with respect to development of a combination drug-device contraceptive product candidate substantially similar to the Gumstick Contraceptive Product and that uses levonorgestrel as the active pharmaceutical ingredient, including the market potential, profit potential, strategic value, stage of development, mechanism of action, efficacy and safety of the Gumstick Contraceptive Product relative to competitive products in the marketplace, actual or anticipated approved labeling for the Gumstick Contraceptive Product, expected and actual competitiveness of alternative products (including generic products) in the market, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity) for the Gumstick Contraceptive Product, cost and likelihood of obtaining regulatory approval of the Gumstick Contraceptive Product, and availability of manufacture and supply of Gumstick Contraceptive Product for commercial sale. “Company Board” means the Company’s board of directors. “Company Capital Stock” means the outstanding shares of the Company Common Stock and the outstanding shares of Company Preferred Stock. “Company Charter” means the amended and restated certificate of incorporation of the Company as in effect on the Agreement Date, as the same may have been amended from time to time through but excluding the Agreement Date. “Company Common Stock” means the common stock of the Company, par value $0.0001 per share. “Company Debt” means, as at any time with respect to the Company, without duplication, all Liabilities, including all obligations with respect to principal, accrued and unpaid interest, penalties, premiums and any other fees, expenses and breakage costs on and other payment obligations arising under any (a) indebtedness for borrowed money (including amounts outstanding under overdraft facilities), (b) indebtedness issued in exchange for or in substitution for borrowed money, (c) obligations for the deferred purchase price of property, goods or services, (d) obligations evidenced by any note, bond, debenture, guarantee or other debt security or similar instrument or Contract, including obligations owed to any Stockholder or Related Party, (e) all liabilities under capitalized leases, (f) all obligations, contingent or otherwise, in respect of letters of credit and banker’s acceptance or similar credit transactions, (g) obligations under Contracts relating to interest rate protection or other hedging arrangements, to the extent payable if such Contact is terminated at Closing, (h) guarantees of the types of obligations described in sub clauses (a) though (g) above, and (i) all unpaid Pre-Closing Taxes, in each case, incurred by, a liability of, or otherwise outstanding in the name of, the Company on or prior to the Closing Date. “Company Derivative Security” means any subscription, conversion right, call right, put right, warrant, phantom stock right or other agreement, security or commitment of any character or kind providing for or obligating the Company or any of its Subsidiaries to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold: (i) any shares of Company Capital Stock or any other equity interest in Company, (ii) any securities convertible into, or exchangeable or exercisable for, any Company Capital Stock or any other equity security of Company or (iii) any obligations measured by the price or value of any shares of Company Capital Stock or any other equity security of Company, in each case, whether or not vested, convertible, exchangeable or exercisable, but excluding any Company Option or Company Preferred Stock. “Company Intellectual Property” means any and all Intellectual Property Rights that are owned or purported to be owned by or exclusively licensed to the Company. Annex A-2

“Company Material Adverse Effect” means, with respect to the Company, any fact, condition, event, change, circumstance or effect that, individually or in the aggregate with all other facts, conditions, changes, circumstances and effects with respect to which such defined term is used in this Agreement, is, or could reasonably be expected to become, materially adverse to (a) the business, assets, operations, results of operations or condition (financial or otherwise) of the Company, or (b) the Company’s ability to, in a timely manner, perform its obligations under the Transaction Agreements to which it is a party, or to consummate the Transactions (including the Merger) under such Transaction Agreements; provided, however, that any determination of whether there has been a Material Adverse Effect pursuant to clause (b) above shall not include any effect, change, event, occurrence or state of facts: (i) that generally affects the industry in which the Company operates so long as the Company is not disproportionately affected thereby relative to other participants in such industry, (ii) that results from general economic conditions in any country where the Company’s business is conducted so long as the Company is not disproportionately affected relative to the other companies therein or (iii) that results from the taking of any action specifically required to be taken by this Agreement. “Company Option” means an option granted under the Company Option Plan or any other option (including any commitment to grant options) to purchase or otherwise acquire Company Capital Stock or any other equity security of Company, whether or not vested or exercisable, but excluding any Company Derivative Security. “Company Option Plan” means any plan approved by the Company’s Board of Directors for the purpose of issuing incentive equity awards. “Company Patents” means the patents and patent applications listed on Section 3.16.7 of the Disclosure Schedule and all Patent Rights relating thereto. “Company Plans” means (a) ”employee benefit plans” (as defined in Section 3(3) of ERISA, as amended), (b) individual employment, consulting, change in control, severance or other agreements or arrangements and (c) other benefit plans, policies, agreements or arrangements, including bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, profit sharing, change in control, severance, pension, retirement, welfare, sick leave, vacation, loans, salary continuation, health, dental, disability, flexible spending account, service award, fringe benefit, life insurance and educational assistance plan, policies, agreements or arrangements, whether written or oral, under which any current or former Employee, Consultant or director of the Company participates and which is maintained, contributed to or participated in by the Company, or with respect to which the Company has or may have any obligation or liability, contingent or otherwise. “Company Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.0001 per share. “Company Products” means all products and services developed (including products and services under development), manufactured, made commercially available, marketed, distributed, sold, imported for resale or licensed by or on behalf of the Company since its inception, and all products and services which the Company intends to manufacture, make commercially available, market, distribute, sell, import for resale, or license within 12 months after the Agreement Date. “Company Transaction Expenses” means an amount equal to the sum of (i) the aggregate fees and expenses payable or reimbursable by the Company to third parties in connection with negotiation, entering into and consummation of this Agreement and the Transactions including the Merger, including the amounts payable to Stockholders’ Representative under its engagement agreement (as of Closing), investment bankers, finders, consultants, attorneys, accountants and others advisors engaged by the Company in connection with the Merger, and the amount of the Stockholders’ Representative Expense Fund, (ii) the dollar amount of all Change of Control Payments, and (iii) to the extent not included within the preceding clause (ii), the dollar amount of all accelerated 2019 performance bonuses, retention bonuses, accrued vacation, executive severance and/or other remuneration required by Law, Contract or policy of the Company to be paid for periods on or prior to the Closing Date. “Company Warrant” means a warrant to purchase Company Capital Stock. Annex A-3

“Confidentiality Agreement” means the agreement dated as of October 8, 2019, between Parent and the Company as it may be amended from time to time. “Consultant” means any individual consultant or independent contractor or director (who is not an Employee) of the Company. “Contingent Consideration” means, other than the Closing Shares, the payments payable to the Effective Time Holders under this Agreement set forth in Section 2.12. “Contract” means any contract, loan or credit agreement, debenture, note, guaranty, bond, mortgage, indenture, deed of trust, license, lease or other agreement, arrangement or instrument (in each case, as applicable, whether written or oral) that is legally binding. “Cover” and “Covered” means, with respect to a Patent, where a Valid Claim of such Patent would (absent a license thereunder or ownership thereof) be infringed by the manufacture, use, sale or import of the applicable product or service. “Deductible Liabilities” means the sum of all amounts owed under the Lease Agreements, including rent, common area maintenance, operating expenses, property tax, utilities, broker fees, and termination fees, in accordance with their respective terms for the remainder of the terms of the Lease Agreements. “Development Milestone” means a Milestone identified as a “Development” Milestone in Annex 2.12.3. “Effective Date” means the date on which the Effective Time occurs. “Effective Time Holders” means the Stockholders as of immediately prior to the Effective Time (other than holders of shares of Company Capital Stock that constitute and continue to be Dissenting Shares). “Employee” means an employee of the Company or any of its Subsidiaries. “Employee Agreement” means any management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee or Consultant. “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto. “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, liens, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Action, claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or administrative regulation, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental Permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or Release or threatened Release of Hazardous Materials. “ERISA” means the Employee Retirement Income Security Act of 1974. Annex A-4

“FDA” means the United States Food and Drug Administration or any successor entity thereto. “First Commercial Sale” means, with respect to any Acquired Product in any country, the first sale on a commercial basis to a Third Party of such Acquired Product in such country after Regulatory Approval for such Acquired Product has been granted in such country. “Foundation” means the Bill & Melinda Gates Foundation. “Fraud” means any common law fraud. “Fully Diluted Shares of Company Capital Stock” means the sum, without duplication, of (a) the aggregate number of shares of Company Capital Stock (on an as converted to Company Common Stock basis) that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and (b) the aggregate number of shares of Company Capital Stock issuable upon the exercise of all Company Derivative Securities (on an as converted to Company Common Stock basis). “GAAP” means the generally accepted accounting principles in the United States. “Grant Agreement” means the letter dated January 3, 2014 from the Foundation and agreed to by the Company evidencing Global Development Grant Number OPP1068198 – Personal Fertility Control System, as the same has been amended through the Agreement Date, the most recent of which is Amendment No. 16 evidenced by a letter dated June 24, 2019 from the Foundation and agreed to by the Company (“Amendment No. 16”). “GLP” means, with respect to any applicable jurisdiction, the then-current standards, practices and procedures for laboratory activities for pharmaceuticals or medical devices promulgated or endorsed by the applicable Regulatory Authority in such jurisdiction as set forth in the applicable Laws of such jurisdiction, including, with respect to the U.S., 21 C.F.R. Part 58 and related regulatory requirements imposed by the FDA, and with respect to jurisdictions outside the U.S., comparable regulatory standards, practices and procedures promulgated by the EMA or other Regulatory Authority, as applicable, including any applicable quality guidelines promulgated under the ICH, in each case as they may be updated from time to time. “Good Clinical Practices”, “means, with respect to any applicable jurisdiction, the then-current standards, practices and procedures for clinical trials for pharmaceuticals or medical devices promulgated or endorsed by the applicable Regulatory Authority in such jurisdiction as set forth in the applicable Laws of such jurisdiction, including, with respect to the U.S., the guidelines titled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance” and related regulatory requirements imposed by the FDA (including 21 CFR Parts 812, 50, 54, 56), and with respect to jurisdictions outside the U.S., comparable regulatory standards, practices and procedures promulgated by the EMA or other Regulatory Authority, as applicable, including any applicable quality guidelines promulgated under the International Conference on Harmonization, in each case as they may be updated from time to time. “Good Manufacturing Practices” means, with respect to any applicable jurisdiction, the then-current good manufacturing practices for the manufacture and testing of pharmaceutical materials or medical devices required by the applicable Regulatory Authority in such jurisdiction as set forth in the applicable Laws of such jurisdiction, including, with respect to the U.S., the FFDCA, as amended, and the regulations promulgated thereunder (including 21 CFR Part 820), and with respect to jurisdictions outside the U.S., comparable regulatory standards, practices and procedures promulgated by the EMA or other Regulatory Authority, as applicable, including any applicable quality guidelines promulgated under the ICH, in each case as they may be updated from time to time. “Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) department, agency or instrumentality of a foreign or other government, including any state-owned or state-controlled instrumentality of a foreign or other government, (d) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (e) international or multinational organization formed by states or governments, (f) organization that is designated by executive order pursuant to Section 1 of the United States International Organizations Immunities Act (22 U.S.C. 288 of Annex A-5

1945), as amended and the rules and regulations promulgated thereunder or (g) other body entitled to exercise any administrative, executive, judicial, legislative, police or regulatory authority or taxing authority. “Gumstick Contraceptive Product” means an implantable drug delivery system that can be instructed to release or stop releasing a drug from outside of the body through an external device and wireless communication, which system includes an implant (a device that houses the drug and delivery technologies), an inserter (a device utilized to insert/implant the implantable device), and a gadget (a device that is an external/remote control for the implanted device). “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone- depleting substances. “Indemnified Person” means a Parent Indemnified Person or a Stockholder Indemnified Person, as applicable. “Indemnifying Party” means Stockholders’ Representative (acting on behalf of the Stockholder Indemnifying Parties, and except for provisions relating to an obligation to make or a right to receive any payments) or Parent, as applicable. “Indication” means any human indication, disease or condition which can be treated, prevented, cured or the progression of which can be delayed. For purposes of clarity, distinctions between human indications, diseases or conditions with respect to an Acquired Product shall be made by reference to the World Health Organization International Classification of Diseases, version 10 (as revised and updated, “ICD10”). “Intentional Misrepresentation” means an action or omission that constitutes a breach of a representation or warranty and that was taken or omitted to be taken for the purpose of misleading the party to whom such representation or warranty was made and was not merely a volitional action or omission but does not require malicious or tortious intent. “Intellectual Property Rights” means the entire right, title and interest in and to all proprietary rights of every kind and nature however denominated, throughout the world, including (a) Patents, industrial designs, copyrights, mask work rights, trade secrets, database rights and all other proprietary rights in Technology; (b) trademarks, trade names, service marks, service names, brands, trade dress, logos and other indicia of origin and the goodwill and activities associated therewith; (c) domain names, rights of privacy and publicity and moral rights; (d) any and all registrations, applications, recordings, licenses, common-law rights and contractual rights relating to any of the foregoing; and (e) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto. “IRS” means the United States Internal Revenue Service. “Keratin Transactions” means the transactions effected and contemplated by (a) the Agreement and Plan of Merger, by and between the Company, Keratin Biosciences Inc., and the other parties thereto, dated July 5, 2018, and (b) the Equity Exchange and Restructuring Agreement dated as of July 18, 2019 by and among Keratin Biosciences Inc., KeraNetics Holdings, LLC, the Company, the Exchanging Stockholders (as defined therein) and, solely for purposes of Section 2.04, Pacific Western Bank. “Knowledge” means, with respect to the Company, the actual knowledge of any of its officers or directors and the knowledge such individuals would reasonably be expected to have after due and diligent inquiry with respect to the subject matter so qualified with Knowledge. “Law” means any United States federal, state or local or any foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation or any Order or any Permit granted under any of the foregoing or any similar provision having the force or effect of law. Annex A-6

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or not asserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person. “Licensee” means any Third Party to which Parent or its Affiliates grants a written license under the Company Patents to make, use, sell and/or import Acquired Products. Distributors and resellers having only the right to purchase, sell and/or import Acquired Products shall not be considered Licensees. “Licensee Revenue” means all cash payments and the fair market cash value of any equity consideration (less any amounts paid for such equity consideration) received by Parent and its Affiliates in consideration for and directly attributable to the grant of a license under the Company Patents, including upfront payments, royalties, milestone payments and the like; provided, however, that amounts received from Parent and its Affiliates from [***] and/or [***] and/or [***] pursuant to a license under the Company Patents is excluded from Licensee Revenue. Licensee Revenue also excludes: (a) If Parent or its Affiliate collaborates on research and/or development with a Licensee, amounts paid by such Licensee as bona fide reimbursement for research and development costs incurred; (b) reimbursements for research and development costs related to the research and/or development of Acquired Products; (c) bona fide, non-forgivable loans (and forgivable loans unless and until forgiven); (d) amounts paid for supplies of Acquired Products or other tangible materials, or that are otherwise paid in reimbursement of costs or expenditures; and (e) withholding taxes or other amounts actually withheld from the amounts received by Parent or its Affiliates. It is understood that Licensee Revenue shall not include amounts received in connection with a merger, consolidation or sale of all or substantially all of the business or assets of Parent or its Affiliate, but payments received by Parent or its Affiliate from a Licensee for equity shall be deemed to be Licensee Revenue to the extent that the Licensee’s payments for such equity exceed the fair market value of such equity on the date that such payment is received by Parent or its Affiliate. “Licensee Revenue Share” means the revenue share payable by Parent based on Licensee Revenue pursuant to Section 2.12.5. “Lien” means any charge, encumbrance, claim, community or other marital property interest, equitable ownership interest, collateral assignment, lien, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any equity interest), transfer, receipt of income or exercise of any other attribute of ownership of any kind or nature whatsoever affecting or attached to any asset. “Loss” means, with respect to any Person, any Action, cost, damage, expense, Liability, loss, injury, deficiency, Tax, settlement, including interest, penalties, fees, fines, reasonable legal, accounting and other professional fees and reasonable expenses incurred in the investigation, collection, prosecution, determination and defense of such Losses (including, in each case, in connection with the enforcement of any claim for indemnification hereunder), that is incurred or suffered by such Person. “Medical Device Vigilance Reports” means all medical device vigilance reports and reports of serious or unanticipated adverse effects associated with use of the Company Products, or malfunctions of the Company Products that would be likely to cause serious or unanticipated adverse effects, occurring during clinical studies or commercial use in any geography. “Milestone Event” means the event described in the Milestone Event column of the table on Annex 2.12.3. “Milestone Payments” means the dollar amounts set forth in the Milestone Payment column of the table on Annex 2.12.3. “NDA” means a New Drug Application (as more fully defined in 21 C.F.R. 314.5 et seq. or its successor regulation) filed with the FDA. "IND" means an investigational new drug application filed with the FDA. Annex A-7

“Net Cash Amount” means (a) the dollar amount of the Closing Cash minus (b) the sum of the dollar amount of all (1) Company Transaction Expenses incurred by or on behalf of the Company that are unpaid as of the Closing, (2) Deductible Liabilities, (3) Remaining Grant Funding, and (4) Company Debt outstanding as of the Closing. Notwithstanding anything to the contrary in this Agreement, the calculation of the amount Net Cash Amount shall be consistent with the Sample Calculation. “Net Sales” means gross amounts received by Parent and its Affiliates (but not by Licensees) from sales in the Royalty Countries of Acquired Products to Third Party customers, less deductions for the following items incurred with respect to the sale to such customers: (a) credits, allowances, discounts, rebates and charge backs to the customer (including those granted to managed-care entities and government agencies as well as entities that manage patient drug benefits), to the extent actually taken by the customer; (b) freight, postage and insurance costs on shipments to the customer; (c) trade, quantity or cash discounts allowed to and actually taken by the customer on the sale; (d) sales, value-added and other taxes (including customs, duties and other similar governmental charges) incurred by the seller on the sale; and (e) fees or commissions paid to Third Parties. Net Sales shall not include sales or transfers between Parent and its Affiliates or Licensees. In the event that an Acquired Product is sold in combination with another active ingredient or component having therapeutic effect or diagnostic utility, then Net Sales for purposes of determining royalty payments on the combination shall be calculated using one of the following methods: (i) By multiplying the Net Sales of the combination by the fraction A/A+B, where A is the gross selling price, during the royalty paying period in question, of the Acquired Product sold separately, and B is the gross selling price, during the royalty period in question, of the other active ingredients or components sold separately; or (ii) In the event that no such separate sales are made of the Acquired Product or any of the active ingredients or components in such combination package during the royalty paying period in question, Net Sales, for the purposes of determining royalty payments shall be calculated using the above formula where A is the commercial value, as reasonably estimated by Parent of the Acquired Product sold separately and B is the commercial value, as reasonably estimated by Parent, of the other active ingredients or components sold separately. “Nonqualified Deferred Compensation Plan” has the meaning given such term in Section 409A(d)(1) of the Code. “Order” means any Law, order, injunction (whether temporary, preliminary or permanent), judgment, decree, assessment, award or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority. “Ordinary Course of Business” means the ordinary course of business of the Company consistent with past practice. “Parent Common Stock” means the common stock of Parent, par value $0.0001 per share “Parent Indemnified Persons” means the Surviving Corporation, Parent, Merger Sub and their Affiliates and each of their respective equity holders, directors, officers, employees, agents, successors and assigns. “Parent Stockholder Approval” means the approval by Parent’s stockholders for the issuance or issuances of shares of Parent Common Stock as required by applicable Nasdaq listing rules. “Patents” means all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights in inventions and discoveries including without limitation invention disclosures. “Patent Rights” means (i) letters patent (or other equivalent legal instrument), including utility and design patents, and including any term adjustment, extension, substitution, registration, confirmation, reissue, re- examination, or renewal thereof, and supplemental protection certificates, and all equivalents and foreign counterparts of any of the foregoing and (ii) any application for any of the foregoing, including any provisional Annex A-8 application, reissue application, re-examination application, continuation application, continued prosecution application, continuation-in-part application, or a divisional application, and all equivalents and foreign counterparts of any of the foregoing. “Per Share Closing Consideration” means such number of shares of Parent Common Stock equal to the quotient of the number of Closing Shares divided by the number of Fully Diluted Shares of Company Capital Stock. “Permit” means any permit, license, franchise, certificate, approval, registration, notification or authorization from any Governmental Authority, or required by any Governmental Authority to be obtained, maintained or filed. “Permitted Liens” means: (i) statutory liens with respect to the payment of Taxes, in all cases which are not yet due or payable; and (ii) statutory liens of landlords, suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by Law created in the Ordinary Course of Business the existence of which could not constitute a default or breach under any of the Company’s Contracts for amounts that are not yet delinquent. “Person” means any natural person, corporation, limited liability company, partnership, association, trust or other entity, including a Governmental Authority. “Phase I Clinical Trial” means any human clinical trial of an Acquired Product (or for purposes of the Development Objectives described on Annex 5.18, the Gumstick Contraceptive Product) conducted mainly to evaluate its safety that would satisfy the requirements of 21 C.F.R. § 312.21(a) or its non-United States equivalents. “Phase II Clinical Trial” means a human clinical trial in any country that is intended to initially evaluate the effectiveness of an Acquired Product (or for purposes of the Development Objectives described on Annex 5.18, the Gumstick Contraceptive Product) for a particular indication or indications in patients with the disease or indication under study or would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent. “Phase III Clinical Trial” means a pivotal clinical trial of a Acquired Product (or for purposes of the Development Objectives described on Annex 5.18, the Gumstick Contraceptive Product) in human patients in order to establish the safety and efficacy of the Acquired Product (or for purposes of the Development Objectives described on Annex 5.18, the Gumstick Contraceptive Product) for a particular indication, which study is prospectively designed to demonstrate with statistical significance that the Acquired Product (or for purposes of the Development Objectives described on Annex 5.18, the Gumstick Contraceptive Product) is sufficiently safe and effective for use in the indication to support the filing of an application for approval to market such Acquired Product (or for purposes of the Development Objectives described on Annex 5.18, the Gumstick Contraceptive Product) for such indication in any jurisdiction without the need to conduct additional clinical trials, as more fully described in US federal regulation 21 C.F.R. § 312.21(c) and its equivalents in other jurisdictions. “Pre-Closing Tax Period” means (a) any taxable period ending on or before the Effective Date and (b) with respect to a Straddle Period, any portion thereof ending on the Effective Date. “Pre-Closing Taxes” means all Taxes with respect to the Company with respect to any Pre-Closing Tax Period. “Pro Rata Share” means, with respect to each Effective Time Holder, the percentage of the number of Fully Diluted Shares of Company Capital Stock held by all Effective Time Holders as a group that is held by such Effective Time Holder (other than Dissenting Shares). “Regulatory Approval” means any approvals (including applications therefore, supplements and amendments thereto and pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority, necessary for the development, commercialization, supply, manufacture, testing, labeling, packaging, or shipping of an Acquired Product worldwide, including NDA. “Regulatory Authority” means any national, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental authority in the world involved in the granting of Annex A-9 approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations for the marketing, sale, manufacturing, testing, labeling, storage, handling, packaging, shipping or supply of drug products, including the FDA and EMA. “Remaining Grant Funding” means the cash available as of the Closing under the grant supplement approved on June 6, 2019 to the Grant Agreement for additional funding in the amount of $5,397,801. “Related Party” means (a) any current or former director (or nominee), or officer of the Company, (b) any five percent or greater Stockholder of the Company or five percent or greater holder of the Company Options (calculated on an as-converted to Company Common Stock basis) and (c) any relative, spouse, officer, director or Affiliate of any of the foregoing Persons. “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man- made structure. “Representatives” means, with respect to any Person, the officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives of such Person (in the case of the Effective Time Holders, other than the Stockholders’ Representative). “Royalty Country” means each country not included in the definition of “Territory” as set forth in the Grant Agreement. “Royalty Term” means, on a country-by-country basis, the period of time beginning with the First Commercial Sale in such country, and ending upon expiration of the last Valid Claim of the Company Patents which Covers the sale of such Acquired Product in such country. “Sample Calculation” means in accordance with the sample set forth in in Exhibit B. “Securities Act” means the Securities Act of 1933. “Share Cap” means such number of shares of Parent Common Stock equal to 19.99% of Parent Common Stock outstanding as of the Agreement Date, and calculated in compliance with Nasdaq Listing Rule 5635. “Securityholder Matters” means any Action brought or threatened by any current, former or purported securityholder of the Company, or any other Person, asserting, alleging or seeking to assert rights with respect to Company Capital Stock or any consideration due pursuant to any agreement between the Company and any other shares of capital stock or options, warrants, securities or rights that are convertible into, exercisable for or exchangeable for Company Capital Stock or other shares of capital stock or securities of the Company, including any claim asserted, based upon or related to (i) the ownership or rights to ownership of any Company Capital Stock or any other such shares of capital stock, options, warrants, securities or rights, (ii) any rights of a securityholder of the Company, including any rights to securities, anti-dilution protection, preemptive rights, rights of first offer or first refusal, or rights to notice or to vote and any claim that any formulas, definitions or provisions related to the payment of the Total Merger Consideration or application thereof are incorrect, (iii) any rights under the Company Charter Documents, (iv) any claim that such Person’s securities were wrongfully issued or repurchased by the Company, (v) any appraisal or dissenters’ rights, or (vi) any actual or alleged breach of fiduciary duties by any current or former directors or officers of the Company. “Stockholder” means a holder of Company Capital Stock. “Stockholder Indemnified Persons” means the Stockholders and their respective directors, officers, employees, Affiliates, agents, successors and assigns. “Stockholder Indemnifying Parties” means the Effective Time Holders. “Stockholders’ Representative Expenses” has the meaning as set forth in Section 8.4.5. “Subsidiary” means, when used with respect to any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such entity’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, Annex A-10 as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such entity or one or more Subsidiaries of such entity or by such party and one or more Subsidiaries of such party. “Tax” or “Taxes” means (a) any or all federal, state, local or foreign taxes, charges, fees, customs duties, imposts, levies or other assessments in the nature of taxes, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, (b) any or all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) and (c) any liability in respect of any items described in clauses (a) and/or (b) payable by reason of contract, assumption, transferee liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise. “Taxing Authority” means any Governmental Authority exercising authority in respect of Taxes. “Third Party Claim” refers to any Action that is instituted, or any claim that is asserted, by any Person not party to this Agreement in respect of an indemnifiable matter under this Agreement. “Total Merger Consideration” means the Closing Shares and the Contingent Consideration. “Transactions” means any transaction contemplated by this Agreement, including the Merger and the execution, delivery and performance of the Transaction Agreements other than this Agreement. “Transaction Agreements” means this Agreement, the Joinders and that certain Engagement Letter entered into by and among the Stockholders’ Representative, the Company and certain of the Effective Time Holders. “Transfer” means, with respect to any security, to sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer or encumber, directly or indirectly, such security, or to enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such security. “Valid Claim” means a claim in an issued, unexpired patent or in a pending patent application that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost through an interference proceeding. Notwithstanding the foregoing, if a claim of a pending patent application in the United States has not issued as a claim of a patent within five years from its filing date (or, with respect to a national filing, the first national filing date if no PCT was filed), such claim shall not be considered a Valid Claim unless and until such claim issues as a claim of an issued patent (from and after which time the same shall be deemed a Valid Claim subject to paragraphs (a) and (b) above). “Willful Breach” means an action or omission that constitutes a breach of a covenant and that was taken or omitted to be taken for the purpose of breaching such covenant and was not merely a volitional action or omission but does not require malicious or tortious intent. Annex A-11

Annex 2.12.3 Development Milestones: Each Development Milestone Payment is payable on the first occurrence of the corresponding Milestone Event below per Indication and only once for such Indication, but is payable up to three times in total in the event there are multiple Indications. Milestone Event Milestone Payment Successful completion of activities specified in $[***] payable in the sole discretion of Parent, in the current Grant Agreement cash or in shares of Parent Common Stock. If paid in shares, the number of shares to be issued will be determined by dividing $[***] by the 5-Day Average over the 5 consecutive trading days ending on the date the final grant report is submitted to the Foundation reflecting successful completion of a pharmacokinetic (“PK”) study in animal model, achieving target PK profile. Successful completion of activities specified in $[***] payable in the sole discretion of Parent, in the Grant Agreement cash or in shares of Parent Common Stock. If paid in shares, the number of shares to be issued will be determined by dividing $[***] by the 5-Day Average over the 5 consecutive trading days ending on the date the final grant report is submitted to the Foundation reflecting successful completion of the current supplemental grant device objectives. Issuance of a [***] grant, within six months of $[***] payable in the sole discretion of Parent, in completion of the current supplemental grant cash or in shares of Parent Common Stock. If paid under the Grant Agreement, from [***] of at least in shares, the number of shares to be issued will be $[***] for the next phase of activities (the “[***] determined by dividing $[***] by the 5-Day Average Grant”) over the 5 consecutive trading days ending on the date of the first payment from [***] for the [***] Grant. Completion of successful Phase I Clinical Trial $[***] Completion of successful Phase II Clinical Trial $[***] Completion of first Phase III Clinical Trial that $[***] meets criteria required for submission of an NDA NDA filing acceptance $[***] NDA approval by the FDA $[***] Regulatory approval in the first of any of the $[***] following countries: France, Germany, Italy, Spain, or United Kingdom (the “EU5”) First regulatory approval that is outside of the $[***] United States and outside of the EU5 Commercial Milestones: Each Commercial Milestone is payable only once upon occurrence of the corresponding Milestone Event below. Milestone Event Milestone Payment Annex 2.12.3-1

Achievement of aggregate Net Sales of $[***] $[***] Achievement of aggregate Net Sales of $[***] $[***] Achievement of aggregate Net Sales of $[***] $[***] Annex 2.12.3-2

Annex 2.12.4 Parent will pay the Effective Time Holders royalties calculated as a percentage of worldwide Annual Net Sales within each Royalty Country during the Royalty Term as follows: Royalty Rate Annual Net Sales [***]% <$[***] [***]% Portion of Net Sales from $[***] but less than $[***] [***]% Portion of Net Sales from $[***] but less than $[***] [***]% Portion of Net Sales from $[***] but less than $[***] [***]% Portion of Net Sales that is $[***] or greater

Annex 5.18
Development Objectives

Development Objectives	
IND filing for the Gumstick Contraceptive Product	Within [***] of completion of all of the following: (1) prototype design adequate for human studies; and (2) completion of all studies required to support an IND submission and clearance by FDA, as outlined in FDA pre-IND meeting guidance
Commencement of Phase I Clinical Trial of the Gumstick Contraceptive Product	Within [***] of completion of all of the following: (1) IND clearance, and (2) manufacture of sufficient supply of units to support the design of a Phase I Clinical Trial of the Gumstick Contraceptive Product
Commencement of Phase II Clinical Trial of the Gumstick Contraceptive Product	Within [***] of completion of all of the following: (1) successful c Phase I Clinical Trial of the Gumstick Contraceptive Product; (2) FDA clearance to commence a Phase II Clinical Trial of the Gumstick Contraceptive Product, if necessary; and (3) manufacture of sufficient supply of units to support the design of a Phase II Clinical Trial of the Gumstick Contraceptive Product
Commencement of first Phase II Clinical Trial of the Gumstick Contraceptive Product	Within [***] of completion of all of the following: (1) successful completion of a Phase II Clinical Trial of the Gumstick Contraceptive Product; (2) FDA clearance to proceed to a Phase III Clinical Trial of the Gumstick Contraceptive Product based on end of Phase II Clinical Trial FDA meeting minutes; and (3) manufacture of sufficient supply of units to support the design of a Phase III Clinical Trial of the Gumstick Contraceptive Product
NDA filing for the Gumstick Contraceptive Product	Within [***] of completion of all of the following: (1) successful completion of a Phase III Clinical Trial of the Gumstick Contraceptive Product sufficient to support an NDA submission per FDA written guidance; and (2) successful completion of all activities required to support all NDA modules